SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

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Tidewater Inc.

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TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

June 10, 2011

To Our Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Tidewater Inc. to be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on July 14, 2011 at 10:00 a.m., Central Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the meeting. During the meeting, we will also report on the operations of the company. Our directors and officers will be present to respond to your questions.

You are requested to vote by proxy as promptly as possible. You may vote by signing, dating, and returning the enclosed proxy card in the envelope provided. You may also vote by telephone or online using the instructions on the proxy card. If you attend the meeting, which we hope that you will, you may vote in person even if you previously voted by proxy.

Sincerely,

DEAN E. TAYLOR

Chairman, President and Chief Executive Officer

TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2011 Annual Meeting of the Stockholders of Tidewater Inc. will be held in the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on July 14, 2011, at 10:00 a.m., Central Time, for the following purposes:

•	to elect 12 directors, each for a term of one year;

•	to approve, on an advisory basis, our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);

•	to indicate, by advisory vote, how frequently we should hold future say-on-pay votes (the “frequency” vote);

•	to ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2012; and

•	to transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 27, 2011 are entitled to notice of and to vote at the 2011 annual meeting.

Your vote is important. If you are unable to attend in person and wish to have your shares voted, please complete, date, and sign the enclosed proxy card, and return it in the accompanying envelope as promptly as possible. Alternatively, you may vote by telephone or online as explained on the enclosed proxy card. You may revoke your proxy by giving a revocation notice to our Secretary at any time before the 2011 annual meeting, by delivering timely a proxy bearing a later date, or by voting in person at the meeting.

By Order of the Board of Directors

BRUCE D. LUNDSTROM

Executive Vice President,

General Counsel and Secretary

New Orleans, Louisiana

June 10, 2011

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF OUR

PROXY MATERIALS

FOR THE ANNUAL STOCKHOLDER MEETING ON JULY 14, 2011.

This proxy statement and our 2011 annual report

are available at www.edocumentview.com/TDW

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

If you plan to attend the meeting in person, please bring the following:

1.	proper identification (preferably a driver’s license); and

2.	acceptable proof of ownership if your shares are held in “Street Name.”

“Street Name” means your shares are held of record by brokers, banks, or other institutions.

Acceptable proof of ownership is a letter from your broker, bank, or other nominee confirming that you were the beneficial owner of our stock on the record date or an account statement showing that you were the beneficial owner of our stock on the record date.

We reserve the right to deny admission to the meeting to any person other than a stockholder of record on the record date (or a duly-designated proxy) or a beneficial owner of shares held in street name on the record date who has followed the procedures outlined above.

TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these proxy materials?

A:	Our board of directors (our “board”) is soliciting your proxy to vote at our 2011 annual meeting because you owned shares of our common stock at the close of business on May 27, 2011, the record date for the meeting, and are entitled to vote those shares at the meeting. This proxy statement, along with a proxy card or a voting instruction card, is being mailed to our stockholders and will be available online at www.edocumentview.com/TDW beginning June 10, 2011. This proxy statement summarizes information you need to vote on the matters that will be considered at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	On what matters will I vote?

A:	At the annual meeting, our stockholders will be asked to:

•	elect 12 directors for a one-year term;

•	approve our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);

•	indicate how frequently they would prefer the company to hold the say-on-pay vote (the “frequency” vote);

•	ratify the selection of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for fiscal year 2012; and

•	consider any other matter that properly comes before the meeting.

Q:	Where and when will the meeting be held?

A:	The meeting will be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on July 14, 2011, at 10:00 a.m., Central Time.

Q:	Who is soliciting my proxy?

A:	Our board is soliciting the proxy that you are entitled to vote at our 2011 annual meeting of stockholders. By completing and returning the proxy card or voting instruction card, you are authorizing the proxy holder to vote your shares at our annual meeting in accordance with your instructions.

Q:	How many votes may I cast?

A:	You may cast one vote for every share of our common stock that you owned on the record date. With respect to the election of directors, you may cast one vote for every share of our common stock that you owned on the record date for each director nominee.

Q:	How many votes can be cast by all stockholders?

A:	On the record date, we had 51,868,625 shares of common stock outstanding, all of which were entitled to one vote per share.

Q:	How many shares must be present to hold the meeting?

A:	Our bylaws provide that the presence at the meeting, whether in person or by proxy, of a majority of the outstanding shares of stock entitled to vote constitutes a “quorum,” which is required to hold the meeting. On the record date, 25,934,313 shares constituted a majority of our outstanding stock entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered in your name with our transfer agent, Computershare, you are the “stockholder of record” with respect to those shares and we have sent these proxy materials directly to you.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name” and the proxy materials have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to instruct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the internet.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•

Proxy card or voting instruction card:    If your shares are registered in your name, you may vote by completing, signing, and dating the proxy card and then returning it in the enclosed prepaid envelope. If your shares are held in street name by a broker, bank, or other nominee, you should have been provided with a voting instruction card that will provide you with the voting procedures you will need to follow to cast your vote.

•

By telephone or the Internet:    If your shares are registered in your name, you may vote by telephone by calling 1-800-652-8683 or online at www.envisionreports.com/TDW by following the instructions at that site. The availability of telephone and online voting for beneficial owners whose shares are held in street name will depend on the voting procedures adopted by your broker, bank, or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the annual meeting:    You may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You may also execute a proper proxy designating that person to act as your representative at the meeting. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank, or nominee naming you as the proxy holder and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Once I deliver my proxy, can I revoke or change my vote?

A:	Yes. You may revoke or change your proxy at any time before it is voted at the meeting by giving a written revocation notice to our Secretary or by delivering a replacement proxy by the voting deadline. In addition, voting in person at the meeting will revoke any prior proxies.

Q:	How does Tidewater recommend I vote on each proposal? What vote is required to approve each proposal? What effect will abstentions or withheld votes have on each proposal?

A:	The following chart explains what your voting options are with regard to each matter proposed in this proxy statement, how we recommend that you vote, what vote is required for that proposal to be approved, and how abstentions or withheld votes will affect the outcome of that vote.

Proposal	Your Voting Options	Voting Recommendation of the Board	Vote Required for Approval	Effect of Abstentions or Withheld Votes
Election of directors	You may vote “FOR” each nominee or choose to “WITHHOLD” your vote for one or more of the nominees.	The Board recommends you vote FOR each of the 12 nominees.	plurality of votes cast (but see the note below on our “Majority Voting Policy in Director Elections”)	no effect

Say-on-pay vote (advisory)	You may vote “FOR” this proposal or “ABSTAIN” from voting.	The Board recommends you vote FOR approval of our executive compensation as disclosed in this proxy statement.	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	will count as a vote AGAINST this proposal

Vote on the frequency of say-on-pay (advisory)	You may vote in favor of holding a say-on-pay vote every “1 YEAR,” “2 YEARS,” “3 YEARS,” or you may “ABSTAIN” from voting.	The Board recommends you vote to hold a say-on-pay vote EVERY YEAR.	plurality of votes cast	no effect

Ratification of our selection of Deloitte & Touche as our auditors	You may vote “FOR” this proposal or “ABSTAIN” from voting.	The Board recommends you vote FOR ratification of our selection of auditors.	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	will count as a vote AGAINST this proposal

Majority Voting Policy in Director Elections.    Although our directors are elected by plurality vote, our board has adopted a majority voting policy requiring any nominee for director who receives a greater number of “WITHHELD” votes than “FOR” votes in an uncontested election to tender his or her resignation for consideration by our board’s nominating and corporate governance committee. We have provided more information about our majority voting policy in this proxy statement under the heading “Election of Directors—Majority Voting Policy.”

Any Other Matters.    Any other matter that properly comes before the annual meeting will be decided by the vote of the holders of a majority of the shares of common stock present in person or represented by proxy, except where a different vote is required by statute, our certificate of incorporation, or our bylaws.

Q:	Can my shares be voted if I do not return the proxy card and do not attend the meeting in person?

A:	If you hold shares in street name and you do not provide voting instructions to your broker, bank, or nominee, your shares will not be voted on any proposal as to which your broker does not have discretionary authority to vote (a “broker non-vote”). Brokers, banks, and other nominees generally have discretionary authority to vote without instructions from beneficial owners on the ratification of the appointment of an independent registered public accounting firm, but do not have discretionary authority to vote without instructions from beneficial owners on the other matters proposed in this proxy statement.

Shares represented by proxies that include broker non-votes on a given proposal will be considered present at the meeting for purposes of determining a quorum, but those shares will not be considered to be represented at the meeting for purposes of calculating the vote with respect to that proposal.

If you do not vote shares registered in your name, your shares will not be voted. However, the company may vote your shares if you have returned a blank or incomplete proxy card (see “What happens if I return a proxy card without voting instructions?” below regarding record holders).

Q:	What happens if I return a proxy card without voting instructions?

A:	If you properly execute and return a proxy or voting instruction card, your stock will be voted as you specify.

If you are a stockholder of record and return a blank or incomplete proxy card without voting instructions, your shares will be voted (i) FOR each of the director nominees, (ii) FOR the advisory say-on-pay vote, (iii) with regard to the frequency vote, to hold the say-on-pay vote EVERY YEAR, and (iv) FOR the ratification of the selection of Deloitte & Touche as our independent registered public accounting firm for fiscal year 2012.

If you are a beneficial owner of shares and do not give voting instructions to your broker, bank, or nominee, your broker, bank, or nominee will be entitled to vote your shares only with respect to those items over which it has discretionary authority to vote, as discussed above.

Q:	Who pays for soliciting proxies?

A:	We pay all costs of soliciting proxies. In addition to solicitations by mail, we have retained Morrow & Co. to aid in the solicitation of proxies for the 2011 annual meeting at an estimated fee of $8,000. Our directors, officers, and employees may request the return of proxies by mail, telephone, Internet, personal interview, or other means. We are also requesting that banks, brokerage houses, and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their reasonable expenses.

Q:	Could other matters be considered and voted upon at the meeting?

A:	Our board does not expect to bring any other matter before the annual meeting and it is not aware of any other matter that may be considered at the meeting. In addition, under our bylaws, the time has expired for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still have the right to change or revoke your proxy until it is voted.

Q:	How can I find out the voting results?

A:	We will announce preliminary voting results at the annual meeting. We will also disclose the voting results on a Form 8-K filed with the SEC within four business days after the annual meeting, which will also be available on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows the name, address and stock ownership of each person known by us to own beneficially more than 5% of our common stock as of May 27, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc.	2,675,467	(2)	5.2%
40 East 52nd Street
New York, New York 10022

LSV Asset Management	2,622,351	(3)	5.1%
1 North Wacker Drive
Suite 4000
Chicago, Illinois 60606

(1)	Based on 51,868,625 shares of common stock outstanding on May 27, 2011.
(2)	Based on a Schedule 13G/A filed on February 9, 2011 with the Securities and Exchange Commission (“SEC”) by BlackRock, Inc., which has sole voting and investment power over all shares reported.
(3)	Based on a Schedule 13G filed on February 11, 2010 with the SEC by LSV Asset Management, which has sole voting and investment power over all shares reported.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of May 27, 2011, by each director, by each executive officer named in the Summary Compensation Table (“named executive” or “NEO”), and by all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership		Percent of Class of Common Stock(1)	Tidewater Inc. Deferred Stock Units(2)
Directors
Dean E. Taylor	607,137	(3)(4)	1.16%	—
M. Jay Allison	—		*	9,553
James C. Day	1,500	(5)	*	7,761
Richard T. du Moulin	19,100	(6)(7)	*	10,426
Morris E. Foster	—		*	1,159
J. Wayne Leonard	15,000	(6)	*	10,426
Jon C. Madonna	7,100	(6)	*	10,426
Joseph H. Netherland	10,000		*	4,906
Richard A. Pattarozzi	22,500	(6)	*	10,426
Nicholas J. Sutton	—		*	9,872
Cindy B. Taylor	—		*	6,984
Jack E. Thompson	7,500	(6)	*	10,426
Named Executive Officers(8)
Quinn P. Fanning	82,822	(3)	*	—
Jeffrey M. Platt	158,662	(3)(9)	*	—
Stephen W. Dick	134,593	(3)	*	—
Bruce D. Lundstrom	97,499	(3)	*	—
All directors and executive officers as a group (17 persons)	1,274,502	(10)	2.4%	92,365

*	Less than 1.0%.
(1)	Calculated on the basis of 51,868,625 shares of common stock outstanding at May 27, 2011, and includes for each person and group the number of shares the person or group has the right to acquire within 60 days of May 27, 2011.
(2)	As part of his or her compensation, each non-management director receives an annual grant of deferred stock units with a value equal to $100,000 on March 31 of the year of issuance under the Directors Deferred Stock Units Plan. Please see “Director Compensation” for more information.
(3)	The total number of shares shown as beneficially owned by each named executive includes the following:

Named Executive	Shares Acquirable within 60 days upon Exercise of Stock Options	Shares Attributable to the NEO’s Account under our 401(k) Savings Plan	Shares of Restricted Stock as to which the NEO Has Sole Voting Power but No Investment Power
Mr. Taylor	415,069	4,369	132,263
Mr. Fanning	33,362	498	45,681
Mr. Platt	76,984	1,090	55,857
Mr. Dick	56,760	211	48,678
Mr. Lundstrom	37,451	608	47,750

(4)	Includes 3,957 shares owned by Mr. Taylor’s children, as to which he disclaims beneficial ownership.
(5)	These shares are held in a family trust for the benefit of Mr. Day, his wife, and his children. As one of three trustees of the trust, Mr. Day has shared voting and investment power over these shares.

(6)	Includes shares that may be acquired within 60 days upon exercise of non-management director stock options, as follows: Mr. du Moulin, 10,000; Mr. Leonard, 15,000; Mr. Madonna, 5,000; Mr. Pattarozzi, 22,500; and Mr. Thompson, 5,000.
(7)	Includes 1,100 shares owned by Mr. du Moulin’s children, as to which he disclaims beneficial ownership.
(8)	Information regarding shares beneficially owned by Dean E. Taylor, who is a named executive in addition to Messrs. Fanning, Platt, Dick, and Lundstrom, appears immediately above under the caption “Directors.”
(9)	Includes 708 shares acquired in a previous employer’s 401(k) Plan.
(10)	Includes 736,160 shares of our common stock that such persons have the right to acquire within 60 days through the exercise of options; 5,057 shares for which directors and executive officers reported indirect ownership and disclaim beneficial ownership; 1,500 shares held in a family trust, over which such person shares voting and investment power; and 10,009 shares attributable to such persons’ accounts in our 401(k) Savings Plan.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our directors are elected annually. Upon the recommendation of our nominating and corporate governance committee, our board has re-nominated each of our 12 current board members to serve another term as director. Each director elected at the 2011 annual meeting will serve a one-year term beginning at the annual meeting and ending when his or her successor, if any, is elected or appointed. Assuming stockholders elect all of these director nominees at the annual meeting, our board will continue to have 12 directors.

We intend to vote the proxies received in response to this solicitation “FOR” the election of each of the nominees. If any nominee is no longer a candidate at the time of the annual meeting, we intend to vote the proxies “FOR” the election of the other nominees and proxies may be voted for any substitute nominee of our board. Our board has no information or reason to believe that any nominee will not be a candidate at the time of the annual meeting or, if elected, will be unable or unwilling to serve as a director. In no event will the proxies be voted for more than 12 nominees.

Majority Voting Policy.    Our board has adopted a majority voting policy as a part of its Corporate Governance Policy. Under this policy, any director who stands for re-election in an uncontested election and who ultimately receives a greater number of “WITHHELD” votes than “FOR” votes must tender his or her resignation following certification of the stockholder vote. Our board’s nominating and corporate governance committee is required to promptly consider the tendered resignation and recommend to our board whether to accept the tendered resignation. Our board is required to act on the committee’s recommendation within 90 days following certification of the stockholder vote. We would then promptly and publicly disclose the board’s decision-making process and final decision in a current report on Form 8-K filed with the SEC. A copy of our Corporate Governance Policy, which includes our majority voting policy, may be obtained as described under “Corporate Governance – Availability of Corporate Governance Materials.”

Our board of directors recommends that you vote “FOR” each of the following 12 nominees: M. Jay Allison, James C. Day, Richard T. du Moulin, Morris E. Foster, J. Wayne Leonard, Jon C. Madonna, Joseph H. Netherland, Richard A. Pattarozzi, Nicholas J. Sutton, Cindy B. Taylor, Dean E. Taylor, and Jack E. Thompson.

Biographic information for each director nominee is set forth below. Each director nominee’s biography contains information regarding that person’s service as a director, business experience, other directorships held currently or at any time during the last five years, and the nominee’s experiences, qualifications, attributes, or skills that led the committee and our board to determine that he or she should serve as a director for our company.

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
M. Jay Allison, 55

M. Jay Allison is the President, Chief Executive Officer, and Chairman of the board of directors of Comstock Resources, Inc., a publicly-traded independent energy company specializing in oil and gas acquisitions, exploration, and development. He first joined Comstock Resources in 1987 as its Vice President, Secretary, and Director, was appointed President and Chief Executive Officer in 1988, and was elected the company’s Chairman in 1997.

Mr. Allison holds B.B.A., M.S., and J.D. degrees from Baylor University. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas. Mr. Allison was Chairman of the board of directors of Bois d’Arc Energy, Inc., an independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico, from its formation in 2004 until its merger with Stone Energy Corporation in August 2008.

Mr. Allison served on the Board of Regents for Baylor University for nine years. He currently serves as the Chairman of the board of Legacy Christian Academy in Frisco, Texas. Recently, Mr. Allison was awarded the Ernst & Young Entrepreneur Of The Year® 2009 Award in the Energy, Chemicals and Mining category.

Mr. Allison brings over 24 years of executive management and public company board experience to our board. In addition, his legal background, his considerable industry experience, and his experience with mergers and acquisitions make Mr. Allison a valuable member of our board.

2006

James C. Day, 68

James C. Day is the retired Chairman of the Board and former Chief Executive Officer and President of Noble Corporation, one of the world’s largest offshore drilling companies. He served as Chairman of the board of directors of Noble from 1992 to 2007, as its Chief Executive Officer from 1984 to 2006, and as President from 1984 to 1999 and again from 2003 to 2006.

Mr. Day began his career at Noble after his graduation from Phillips University with a Bachelor of Science degree in Business Administration. In 2007, he was awarded an Honorary Degree of Doctor of Humane Letters from the University of Oklahoma. From 1993 to 2006, Mr. Day served as a director for Global Industries, Ltd., a publicly-traded provider of offshore marine construction services. He is a former chairman of the International Association of Drilling Contractors and the National Ocean Industries Association (NOIA).

2007

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Mr. Day currently serves as a director of ONEOK, Inc., the general partner of one of largest publicly-traded master limited partnerships and among the largest natural gas distributors in the world, and EOG Resources, Inc., an independent oil and gas company with reserves in the United States as well as in Canada, Trinidad, the United Kingdom, and China. He is an honorary director of the American Petroleum Institute, which awarded him the Gold Medal for Distinguished Achievement, the Institute’s highest award. In addition, Mr. Day is a trustee of The Samuel Roberts Noble Foundation, Inc., and is founder, director, and President of The James C. and Teresa K. Day Foundation. He serves on the boards of numerous other civic, business, and not-for-profit organizations.

Mr. Day brings to the board a broad base of knowledge in various segments of the energy sector—from exploration to drilling to delivery and distribution. His extensive management and operational expertise in the oil and gas industry and his public company board service contribute greatly to the board’s skillset. The board also benefits from the perspective Mr. Day gained during his tenure at the helm of a large, publicly-traded company with an international footprint.

Richard T. du Moulin, 64

Richard T. du Moulin currently serves as the President of Intrepid Shipping LLC, a position he has held since the company was founded in 2002.

After graduating from Dartmouth College, Mr. du Moulin served in the U.S. Navy from 1969 to 1972. In 1974, he received an MBA from Harvard Business School and began his career at OMI Corporation. During his 15 years with OMI, he served as Executive Vice President, Chief Operating Officer, and as a member of the company’s board of directors. He left OMI in 1989 to start his own company, Intrepid Shipping. That same year, he led a group of partners in a buy-out of Marine Transport Lines (MTL), the oldest transportation company in America, after which Intrepid took on the name of MTL. The company later went public and became Marine Transport Corporation (MTC), and Mr. du Moulin served as its Chairman and Chief Executive Officer from 1998 to 2002. After the acquisition of several competitors, Mr. du Moulin and partners sold MTC to Crowley Maritime in 2000, paving the way for him to re-establish Intrepid Shipping in 2002. Mr. du Moulin served as Chairman of Intertanko, the leading trade organization for the tanker industry, from 1996 to 1999. Mr. du Moulin is a recipient of the U.S. Coast Guard’s Distinguished Service Medal and the shipping industry’s highest honors, the Commodore Award and the AOTAS (Admiral of the Ocean Seas).

2003

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Mr. du Moulin is currently a director of Teekay Tankers Ltd., a publicly-traded affiliate of Teekay Corporation, the world’s largest owner/operator of medium-sized crude oil tankers, and Globe Wireless, Inc., a leading provider of maritime communications and information technology solutions. Mr. du Moulin has served on the board of the American Bureau of Shipping and is a trustee of the National Maritime Historical Society. In addition, Mr. du Moulin is a member of the Board of Trustees and Vice Chairman of the Seamens Church Institute of New York and New Jersey.

Mr. du Moulin has considerable executive management, business development, and merger and acquisition experience. His expertise in many aspects of the maritime industry adds significant value to the board’s knowledge base.

Morris E. Foster, 68

Morris E. Foster retired in 2008 as Vice President of ExxonMobil Corporation and President of ExxonMobil Production Company following more than 40 years of service with the ExxonMobil group. Mr. Foster currently serves as Chairman of Stagecoach/Mill Creek Resort, a destination resort in Salado, Texas, and as Chairman of the Board of Regents of Texas A&M University.

Mr. Foster joined Exxon in 1965 after his graduation from Texas A&M University with a Bachelor of Science in mechanical engineering. He served in a number of production engineering and management roles domestically as well as in the United Kingdom and Malaysia prior to his appointment in 1995 as a Senior Vice President in charge of the upstream business of Exxon Company, USA. In 1998, Mr. Foster was appointed President of Exxon Upstream Development Company, and following the merger of Exxon and Mobil in 1999, he was named to the position of President of ExxonMobil Development Company. In 2004, Mr. Foster was named President of Exxon Mobil Production Company, the division responsible for ExxonMobil’s upstream oil and gas exploration and production business, and a Vice President of ExxonMobil Corporation.

Mr. Foster was inducted into Texas A&M University’s Academy of Distinguished Graduates in 1993. Mr. Foster currently serves on the boards of Scott & White Medical Institute, United Way of the Texas Gulf Coast, Greater Houston Partnership, and First State Bank of Temple Texas. He is a member of the American Petroleum Institute, the Society of Petroleum Engineers, and the Texas Oil & Gas Association.

Mr. Foster has extensive executive management experience in both the development and production segments of the oil and gas industry which we serve. He brings a sophisticated working knowledge of the intricacies of international operations to our board. In addition, Mr. Foster’s considerable practical experience in operational matters following a merger provides a valuable perspective to our board’s evaluation of corporate opportunities.

2010

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
J. Wayne Leonard, 60

J. Wayne Leonard is the Chief Executive Officer and Chairman of the board of directors of Entergy Corporation, a Fortune 500 integrated energy company engaged primarily in electric power production and retail distribution operations. Mr. Leonard has over 37 years of experience in the energy and power sector. He was appointed Chief Executive Officer of Entergy in 1999 and elected Chairman in 2006.

Mr. Leonard earned a degree in Accounting and Political Science from Ball State University and an MBA from Indiana University. He is a certified public accountant.

Mr. Leonard has been recognized as one of the top CEOs in the power industry. He received the Platts Global Energy Award of Global Energy CEO of the Year in 2003, having been a finalist for that award for an unprecedented nine consecutive years (2001-2009). Mr. Leonard was named Institutional Investor’s Best CEO (energy/electric utilities) in 2010 and in 2004, and was one of the top four nominees for that award in every year during that period.

Mr. Leonard is currently a director of the Edison Electric Institute, the association of shareholder-owned electric companies. He also serves as a trustee of United Way of Greater New Orleans and of the National D-Day Museum Foundation, as well as serving on the boards of various other civic and charitable organizations.

Mr. Leonard has considerable leadership experience in the energy sector, and has widely been recognized as a leader in corporate governance. As a certified public accountant, Mr. Leonard has a sophisticated understanding of financial and accounting matters.

2003

Jon C. Madonna, 68

Jon C. Madonna retired as Chairman and Chief Executive Officer of KPMG Peat Marwick, an international consulting and accounting firm, in 1996, having spent 28 years in various management positions with that company. More recently, he served as President of DigitalThink, Inc., an electronic learning enterprise solutions company, from 2001 to 2002 and as Chairman from 2002 until the company was acquired by Convergys in 2004.

Between his tenures at KPMG Peat Marwick and DigitalThink, Mr. Madonna held executive positions at Carlson Wagonlit Travel and the Travelers Group. He has previously served on the board of Albertson’s, Inc., Visa U.S.A. Inc., Jazz Technologies, Inc., and Phelps Dodge Corporation. Mr. Madonna holds a Bachelor of Science in Accounting from the University of San Francisco.

Mr. Madonna currently serves as a member of the boards of directors of AT&T Corporation and Freeport-McMoRan Copper & Gold Inc., a publicly-traded copper mining company.

1999

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
Mr. Madonna brings a strong finance and accounting background to our board. His prior executive management and public board service deepens the board’s knowledge base. Mr. Madonna’s background includes considerable experience in business development and mergers and acquisitions. As a director for other international public companies, Mr. Madonna also provides cross-border experience.

Joseph H. Netherland, 64

Joseph H. Netherland retired in 2008 as Chairman of the Board of FMC Technologies, Inc., an oil and gas equipment services company, although he continues to serve as a member of its board. Mr. Netherland began his career with the Petroleum Equipment Group of FMC Corporation in 1985, and was appointed to the board of FMC Corporation in 1998. He served as an executive and director of FMC Corporation until 2001, when Mr. Netherland was appointed President and Chief Executive Officer of FMC Technologies in connection with its spin-off as a separate, publicly-traded entity.

He holds a degree in industrial engineering from the Georgia Institute of Technology and an M.B.A. from The Wharton School of the University of Pennsylvania.

Mr. Netherland is also a member of the boards of Newfield Exploration Company, a publicly-traded (NYSE), independent exploration and production company and Spectra Energy, a publicly-traded (NYSE) company that owns and operates a portfolio of complementary natural gas-related energy assets. In addition, Mr. Netherland serves on the board of the Petroleum Equipment Suppliers Association.

Mr. Netherland brings to our board extensive oilfield service sector industry experience. Mr. Netherland has considerable experience dealing with the complexities of international operations. In addition, his experience dealing with mergers and acquisitions enhances our board’s ability to evaluate corporate opportunities.

2008

Richard A. Pattarozzi, 67

Richard A. Pattarozzi retired as Vice President of Shell Oil Company in 2000, having joined the Shell family of companies in 1966. He served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999.

Mr. Pattarozzi previously served on the boards of Superior Energy Services, Inc., a leading provider of specialized oilfield services and equipment, and Transocean Inc., the former parent holding company and now a wholly-owned subsidiary of Transocean Ltd., the world’s largest offshore drilling contractor. He is the past Chairman of the Board of Trustees of the Offshore Energy Center. Mr. Pattarozzi received a B.S. in Engineering from the University of Illinois.

2001

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Mr. Pattarozzi is a member of the boards of FMC Technologies, Inc., Global Industries, Ltd., and serves as the non-executive Chairman of the Board of Stone Energy Corporation, a publicly-traded independent oil and natural gas exploration and production company. Mr. Pattarozzi also currently serves on the board of trustees of the National World War II Museum, Inc. in New Orleans and previously served as chairman of the board of trustees of the United Way of Greater New Orleans.

Mr. Pattarozzi has considerable board and senior management experience. His years of working with publicly-traded, multinational companies deepens our board’s ability to understand and respond to the opportunities and challenges our company faces. In addition, Mr. Pattarozzi’s extensive experience in the oil and gas industry has enabled him to gain a thorough grasp of health, safety, and regulatory matters that affect our company.

Nicholas J. Sutton, 66

Nicholas J. Sutton has served as the Chairman and Chief Executive Officer of Resolute Energy Corporation, a publicly-traded company engaged in the acquisition, development and production of domestic oil and gas, since the company’s founding in 2004.

Mr. Sutton was co-founder, Chairman, and Chief Executive Officer of HS Resources, Inc. from 1978 until late 2001, when Kerr-McGee Corporation acquired the company. Mr. Sutton served on the board of Kerr-McGee from 2001 until he founded Resolute in 2004. Mr. Sutton has also served on the boards of the Colorado Oil & Gas Association, the San Francisco Bay Area YMCA, and the Saint Francis Memorial Hospital Foundation.

Mr. Sutton earned his law degree from the University of California-Hastings College of Law and his undergraduate degree in engineering from Iowa State University. He is a Graduate of Harvard Business School’s Executive Education OPM Program. Before founding HS Resources, Mr. Sutton served as a law clerk to the Chief Justice of the California Supreme Court and practiced law with the San Francisco firm of Pillsbury, Madison & Sutro. Mr. Sutton is a member of the Society of Petroleum Engineers and of the American Association of Petroleum Geologists.

Mr. Sutton brings to the board an understanding of our company’s regulatory and legal challenges. His experience founding new businesses provides an entrepreneurial viewpoint and his successful completion of mergers and acquisitions contributes to the board’s ability to evaluate these opportunities.

		2006

Cindy B. Taylor, 49	Cindy B. Taylor has served as President, Chief Executive Officer, and a director of Oil States International, Inc., a publicly-traded, diversified solutions provider for the oil and gas industry, since 2007. Ms. Taylor first joined Oil States in 2000 as Senior Vice President—Chief Financial Officer and Treasurer, serving as the company’s President and Chief Operating Officer from 2006 until 2007.	2008

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Ms. Taylor began her career in 1984 with Ernst & Young, LLP, a public accounting firm, and held various management positions with that firm until 1992. Ms. Taylor was Vice President—Controller of Cliffs Drilling Company from 1992 to 1999 and Chief Financial Officer of LE Simmons & Associates, Inc. from 1999 to 2000. She holds a B.B.A. degree in Accounting from Texas A&M University and is a Certified Public Accountant in the state of Texas.

Ms. Taylor previously served as a director of Global Industries, Ltd. and Boots & Coots International Well Control, Inc., a well control and emergency response company.

Ms. Taylor brings to our board a wealth of financial and accounting experience, and is one of three audit committee financial experts as confirmed by our board. Not only does Ms. Taylor bring a broad spectrum of management experience to the board—as a former chief financial officer, a former chief operating officer, and a current chief executive officer—but she also has a considerable depth of knowledge in each role. Her experience leading a diversified oilfield services company in international transactions enhances our board’s ability to critically evaluate and act upon international opportunities.

Dean E. Taylor, 62

Dean E. Taylor is our President, Chief Executive Officer, and Chairman of our board of directors. Mr. Taylor began his career with Tidewater in 1978 as an assistant manager with the company’s Gulf of Mexico operations. He was promoted to General Manager of our business activities in Italy in 1979, to General Manager of our Brazilian business activities in 1981, and to General Manager of our operations in the Middle East and India in 1985. Mr. Taylor also served as General Manager of Tidewater’s Mexican operations beginning in 1986, and in 1994, his responsibilities were expanded to cover both Mexico and Venezuela. He was first promoted to corporate Vice President in 1993. Mr. Taylor was appointed President and a director in 2001, Chief Executive Officer in 2002, and was elected to the chairmanship in 2003.

Prior to his employment with Tidewater, Mr. Taylor served seven years of active duty as a U.S. Naval Officer, with duty aboard a Navy destroyer and a U.S. Coast Guard cutter. He also served as a staff Officer for the Commander, U.S. Sixth Fleet. He received a B.A. in English from Tulane University and an MSBA from Boston University. In 2000, he completed the Harvard Advanced Management Program.

Mr. Taylor also serves on the board of directors of Whitney Holding Corporation, a publicly-traded bank holding company headquartered in New Orleans, the American Bureau of Shipping, and the National Ocean Industries Association (NOIA). He is a past president of the International Support Vessels Operators Association (ISOA) and has previously served on the boards of the Spindletop Charities (Texas) and the United Way of Greater New Orleans.

2001

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
Mr. Taylor has proven himself to be an effective leader of our board, with considerable in-depth knowledge of all facets of our company’s diverse operations. Mr. Taylor’s emphasis on safe operations has led to an impressive safety record, which places our company at the top of the industry. In addition, the maintenance of a strong balance sheet under his watch has enabled our company to weather the credit crisis and to be well positioned for expansion, acquisitions, or other opportunities requiring the use of liquidity or leverage. Mr. Taylor’s long tenure with our company has enabled him to develop and maintain strong relationships with our clients.

Jack E. Thompson, 61

Jack E. Thompson has been employed as an independent management consultant since 2001. An engineer with over 40 years of experience in mining and mine management, Mr. Thompson served as Chairman and Chief Executive Officer of Homestake Mining Company, a publicly-traded gold mining company, from 1994 until it became a subsidiary of Barrick Gold Corporation in 2001. Mr. Thompson then served as Vice Chairman of Barrick, one of the largest pure gold mining operations in the world, until 2005.

Mr. Thompson holds a Bachelor of Science degree in Mining and Engineering from the University of Arizona and an Honorary Doctorate in Mining Management from the South Dakota School of Mines.

Mr. Thompson has previously served on the boards of directors of Rinker Group Ltd., a publicly-traded, Australian-based multinational building products company acquired by CEMEX in 2007, and Stillwater Mining Company, a publicly-traded mining company primarily engaged in the development, extraction, processing, smelting, refining, and marketing of palladium, platinum, and associated metals in Montana. Mr. Thompson has also served as a director of Phelps Dodge Corporation, a publicly-traded copper mining company which was acquired by Freeport-McMoRan Copper & Gold Inc. in 2007; and Centerra Gold, Inc., a gold mining company that is the largest Western-based gold producer in Central Asia and the former Soviet Union. In addition, he has previously served as a member of the Advisory Board of Resource Capital Funds, LLP. Mr. Thompson has taught seminars and classes on corporate governance and management at the University of Arizona, Golden Gate University, and the University of California at Davis.

2005

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Mr. Thompson currently is a director of Molycorp, Inc., an integrated rare earth products and technology company; Anglo American plc, a U.K. company which is one of the world’s largest diversified mining groups; and Century Aluminum Co., a publicly-traded producer of primary aluminum. Mr. Thompson is a member of the Industry Advisory Council for the College of Engineering and the Mining Engineering and Geological Department Advisory Council, both at the University of Arizona. He also serves as Vice Chairman of the board of the John Muir Health Foundation, the fundraising side of a three hospital non-profit group in Contra Costa County, California.

Born in Cuba and now a naturalized U.S. citizen, Mr. Thompson’s Hispanic background and Spanish language skills bring a welcomed diversity of perspective to our board. While many of our director nominees have backgrounds in the oil and gas industry, Mr. Thompson brings a unique perspective as a mining engineer and independent management experience in a similar extractive industry. His considerable experience with the corporate governance issues faced by multinational companies is also a valuable asset to our board.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” EACH OF THE TWELVE NOMINEES FOR DIRECTOR LISTED ABOVE.

Director Nominating Process and Considerations.    The nominating and corporate governance committee is responsible for reviewing and evaluating with our board of directors the appropriate skills, experience, and background desired of board members in the context of our business and the then-current composition of our board. Under our Corporate Governance Policy and the rules of the New York Stock Exchange, a majority of our directors must be independent. Our board has determined that, with the exception of Mr. Taylor, who is our Chief Executive Officer, each of our director-nominees meets the New York Stock Exchange’s definition of “independence” (discussed in greater detail below under “Board of Directors—Director Independence”).

In considering the composition of our board of directors as a whole, the committee and the board evaluate the skills and experiences of each candidate to ensure that those specific talents, skills, and other characteristics needed to maintain our board’s effectiveness are possessed by an appropriate combination of directors. The committee seeks a diverse group of prospective candidates for board service who possess the requisite characteristics, skills, and experience to make a significant contribution. Our overarching goal is that the unique skills and experiences of each individual director complement and enhance the overall capabilities of the board.

The committee and our board have not adopted specific criteria for selecting director nominees, preferring to maintain the flexibility to evaluate the board’s needs at any given point in time in light of our company’s business model, strategic plan, and the skillset of the then-current members of the board. However, as evidenced by the biographies of our director nominees that appear above, we believe it is important that our board have individual directors who possess skills in such broad areas as:

•	strategic planning and business development;

•	mergers and acquisitions;

•	legal and regulatory compliance;

•	finance and accounting matters;

•	industry experience and knowledge—particularly in the oil services and maritime sectors;

•	demonstrated leadership of large, complex organizations;

•	public board service; and

•	international business.

Each candidate is evaluated to ensure that he or she possesses personal and professional character and integrity, and each must demonstrate exceptional ability and judgment in his or her respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities as a Tidewater director. The committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential nominees for board service with the right mix of skills and disciplines.

This year, the committee reviewed the qualifications of each of our 12 current directors and unanimously recommended each director for an additional one-year term. Subsequently, our board unanimously approved this slate of 12 director nominees to be submitted for election by our stockholders at the annual meeting.

Consideration of Candidates Recommended by Stockholders.    Our bylaws provide that a stockholder of our company entitled to vote for the election of directors may nominate candidates for election to our board at our annual meeting of stockholders by complying with the required notice procedures, as described in greater detail below. The nominating and corporate governance committee’s policy is to consider director candidates recommended by stockholders on the same basis and in the same manner as it considers all director candidates.

No director candidates were recommended by stockholders in time for consideration at the 2011 annual meeting. To be timely for our 2012 annual meeting, a stockholder’s notice must be given in writing and delivered or mailed to the company’s Secretary and received at our principal executive offices no earlier than April 5, 2012 and no later than April 30, 2012. However, if the 2012 annual meeting is set for a date more than 30 days before or after July 14, 2012, a stockholder’s notice, in order to be timely, must be received by the close of business on the later of 90 days prior to the date of the annual meeting or the tenth day following the day on which the meeting date was publicly announced.

Stockholder recommendations of nominees are required to be accompanied by, among other things, specific information as to the nominees and as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine his or her eligibility to serve as a director of our company. A description of these requirements is set forth in the company’s bylaws, which may be obtained as described under “Corporate Governance—Availability of Corporate Governance Materials.”

CORPORATE GOVERNANCE

Our board of directors and management have adopted corporate governance practices designed to aid in the fulfillment of their respective duties and responsibilities to our stockholders.

Corporate Governance Policy.    Our board has adopted a Corporate Governance Policy, which, together with our certificate of incorporation, bylaws, and board committee charters, forms the framework for the governance of our company. The nominating and corporate governance committee is charged with reviewing the Corporate Governance Policy annually to assess the continued appropriateness of the guidelines in light of any new regulatory requirements and evolving corporate governance practices. After this review, the committee recommends any proposed changes to the full board for approval.

Code of Business Conduct and Ethics.    Our board has also adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees. The Code requires any employee who reasonably believes or suspects that any director or employee has violated the Code of Business Conduct and Ethics to report such activities to his or her supervisor or to our Chief Compliance Officer, either directly or anonymously. We do not tolerate retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics also references disclosure controls and procedures required to be followed by all officers and employees involved with the preparation of the company’s SEC filings. These disclosure controls and procedures are designed to enhance the accuracy and completeness of the company’s SEC filings and, among other things, to ensure continued compliance with the Foreign Corrupt Practices Act.

Communicating with Directors.    Stockholders and other interested parties may communicate directly with our board, the non-management directors, or any individual director by writing to any one of them in care of our Corporate Secretary at 601 Poydras Street, Suite 1900, New Orleans, Louisiana 70130. Our company or the director contacted will forward the communication to the appropriate director. For more information regarding how to contact the members of our board, please visit our web site at http://www.tdw.com/about/corporate-governance/communicating-concerns-to-the-board-of-directors/.

Complaint Procedures for Accounting, Auditing and Financial Related Matters.    The audit committee has established procedures for receiving, reviewing, and responding to complaints from any source regarding accounting, internal accounting controls, and auditing matters. The audit committee has also established procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading “Communicating with Directors” above. Employees may report such complaints by following the procedures outlined in the Code of Business Conduct and Ethics and through other procedures communicated and available to them. We do not permit retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Availability of Corporate Governance Materials.    You may access our certificate of incorporation, our bylaws, our Corporate Governance Policy, our Code of Business Conduct and Ethics, and all committee charters under “Corporate Governance” in the “About Tidewater” section of our website at http://www.tdw.com. You also may request printed copies, which will be mailed to you without charge, by writing to us in care of our Corporate Secretary, 601 Poydras Street, Suite 1900, New Orleans, Louisiana 70130.

BOARD OF DIRECTORS

As of the date of this proxy statement, our board consists of 12 members.

Board Meetings and Attendance.    During fiscal 2011, our board held six meetings. Each of our current directors attended at least 75% of the meetings of the board and of the committees on which he or she served. Our board does not have a policy requiring director attendance at annual meetings; however, our board’s practice is to schedule a meeting on the same day as the annual meeting to facilitate director attendance at the annual meeting. Eight of the 11 board members who were directors on the date of the 2010 annual meeting attended the 2010 annual meeting.

Director Independence.    Our board has affirmatively determined that 11 of our 12 current directors—Messrs. Allison, Day, du Moulin, Foster, Leonard, Madonna, Netherland, Pattarozzi, Sutton, and Thompson, and Ms. Taylor—are independent. The standards relied upon by the board in affirmatively determining whether a director is independent are comprised of the objective standards set forth in the corporate governance listing standards of the New York Stock Exchange. In making this determination, our board evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company, and management. In its review of director independence, our board also considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management.

Board Leadership Structure.    Our board does not have a policy requiring the separation of the offices of chairman and chief executive officer; rather, our board determines from time to time whether it is in the best interests of our company and our stockholders for the roles to be separate or combined. We believe that our board should have the flexibility to make these determinations in a way that will best provide appropriate leadership for our company.

Currently, the roles of chairman and chief executive officer are combined, which we believe fosters clear accountability, effective decision-making, and alignment on corporate strategy. Specifically, our board believes that its current leadership structure, with Mr. Taylor serving as both chief executive officer and board chairman, is appropriate and best serves the interests of our company and our stockholders given Mr. Taylor’s past experience serving in these roles and the efficiencies of having the chief executive officer also serve in the role of chairman. To assure effective independent oversight, however, our board has adopted a number of governance practices, including the appointment of a Lead Independent Director when the chief executive officer is also the chairman of the board.

Selection and Role of Lead Independent Director.    Under our Corporate Governance Policy, whenever the roles of chairman and chief executive officer are combined, the board elects a Lead Independent Director at the first board meeting following the annual meeting of stockholders. The nominating and corporate governance committee recommends a candidate for election as Lead Independent Director, and our board, taking the committee’s recommendation into consideration, elects an independent director to fill that role for a one-year term. Mr. Pattarozzi has served as our board’s Lead Independent Director since 2008, having been nominated three times by the committee and elected by our board to the position.

The Lead Independent Director’s responsibilities include:

•	presiding at meetings where the Chairman is not present, including regularly-scheduled executive sessions and sessions where only independent directors are present;

•	serving as the principal liaison between the Chairman and the independent directors; and

•	assisting the Chairman in setting agendas and schedules for board meetings.

The Lead Independent Director has authority to call meetings of the independent directors, provided notice of the meeting is given to the Chairman.

Executive Sessions of Independent Board Members.    The non-management members of the board of directors meet in regularly-scheduled executive sessions presided over by our Lead Independent Director. Our Corporate Governance Policy requires at least three such executive meetings per year. At the conclusion of each board meeting, the non-management members have the opportunity to meet in executive session if they so choose. The non-management directors may schedule additional executive sessions throughout the year. During fiscal 2011, the non-management members of our board (all of our directors except Mr. Taylor) met six times in executive session.

Annual Board Self-Assessments.    To assist in determining whether the board and committees are functioning effectively, our board has instituted annual self-assessments of the board and each of its committees. The nominating and corporate governance committee oversees this evaluation process. In fiscal 2011, our board and each of its committees completed self-evaluations and reviewed and discussed the results, making changes as deemed necessary to improve director communications and the overall effectiveness of board and committee meetings.

Role of the Board in Risk Oversight.    While our board as a whole has responsibility for risk oversight, each of our board committees oversee and evaluate risks associated with their respective areas of responsibility, as summarized below under “Composition and Role of Board Committees.” Our board and its committees focus annually on identifying, evaluating, and managing the spectrum of key risks faced by our company. The particular areas of focus include strategic, operational, financial and reporting, compensation, regulatory and compliance, international, and other risks.

COMPOSITION AND ROLE OF BOARD COMMITTEES

Our board currently has four standing committees: audit, compensation, nominating and corporate governance, and finance and investment. Each of these four committees is comprised entirely of independent directors and is governed by a written charter that is reviewed annually and approved by the full board. A copy of each committee charter may be obtained online or by mail as described in “Corporate Governance—Availability of Corporate Governance Materials.”

The current members of each board committee are identified in the following table, which also indicates the number of meetings each committee held in fiscal 2011:

Board Committee
	Audit	Compensation	Nominating and Corporate Governance	Finance and Investment
M. Jay Allison	X			X
James C. Day		X	X
Richard T. du Moulin		Chair		X
Morris E. Foster		X		X
J. Wayne Leonard	X			X
Jon C. Madonna	Chair		X
Joseph H. Netherland		X		X
Richard A. Pattarozzi	X		X
Nicholas J. Sutton		X	X
Cindy B. Taylor	X			Chair
Jack E. Thompson		X	Chair
Number of Meetings in Fiscal 2011	8	7	5	5

Audit Committee.    Our board’s audit committee is a separately-designated, standing audit committee established in accordance with the Securities Exchange Act of 1934. Its members are listed in the above chart. The board has determined that three of the five committee members—Messrs. Madonna and Leonard and Ms. Taylor—qualify as an “audit committee financial expert,” as defined by SEC rules.

The main function of our audit committee is to oversee our accounting and financing reporting processes, internal systems of control, independent auditor relationship, and the audits of our financial statements. The audit committee’s key responsibilities are:

•	appointing and retaining our independent auditor;

•	evaluating the qualifications, independence, and performance of our independent auditor;

•	reviewing and approving all services (audit and permitted non-audit) to be performed by our independent auditor;

•	reviewing with management and the independent auditor our audited financials;

•	reviewing the scope, adequacy, and effectiveness of our internal controls;

•	reviewing with management our earnings reports and quarterly financial reports; and

•	monitoring the company’s efforts to mitigate the risk of financial loss due to failure of third parties.

The audit committee is also responsible for any audit reports the SEC requires us to include in our proxy statements. In this proxy statement, the requisite report may be found under the heading, “Audit Committee Report.”

Compensation Committee.    The role of the compensation committee is to assist our board of directors in discharging its responsibilities relating to:

•	overseeing our executive compensation program;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and determining and approving the compensation of our executive officers;

•	consideration of all substantive elements of our employee compensation package, including identifying, evaluating, and mitigating any risks arising from our compensation policies and practices;

•	ensuring compliance with laws and regulations governing executive compensation; and

•	engaging in such other matters as may from time to time be specifically delegated to the committee by the board of directors.

The committee reports to the board of directors on all compensation matters regarding our executive officers and employees. The compensation committee is also responsible for reviewing and discussing with management the “Compensation Discussion and Analysis” portion of our proxy statement and, based on such review and discussion, recommending to the board that the Compensation Discussion and Analysis be included in our proxy statement and issuing a Compensation Committee Report to that effect to be included in the proxy statement.

The “Compensation Discussion and Analysis” section of this proxy statement provides a discussion of the process the committee uses in determining executive compensation. Included in the subsection entitled “The Process of Setting Compensation” is a description of the scope of the committee’s authority, the role played by our chief executive officer in setting compensation for the other named executives, and the committee’s engagement of compensation consultants.

Risk Review of Employee Compensation.    Consistent with SEC disclosure requirements, the compensation committee has performed a risk assessment of our company’s compensation programs. Management has identified the elements of our compensation program that could incentivize risk and has reported to the compensation committee its assessment of those risks and mitigating factors particular to each risk. The compensation committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. Some of the findings the committee considered in reaching this conclusion include:

•	our cash/equity mix strikes an appropriate balance between short-term and long-term risk and reward decisions;

•	the company performance portion of our annual incentive plans is based on company-wide value creation and safety criteria, which are less likely to be affected by individual or group risk-taking;

•	our annual incentive plans include a long-term performance component and have payout caps;

•	our equity grants contain a mix of time-based and performance-based restricted stock;

•	the presence of multi-level reviews and approvals of compensation levels and performance criteria; and

•	the company has an executive compensation recovery policy (“clawback”) and stock ownership guidelines for its executives.

Nominating and Corporate Governance Committee.    The purpose of the nominating and corporate governance committee is to:

•	assist our board by identifying individuals qualified to serve as directors of the company and recommending nominees to the board,

•	monitor the composition of our board and its committees,

•	recommend to our board a set of corporate governance guidelines for the company,

•	oversee legal and regulatory compliance,

•	monitor the company’s efforts to assess the adequacy of information technology capacity and infrastructure,

•	review director compensation and benefits, and

•	lead our board in its annual review of the board’s performance.

Additional information regarding the committee’s role in nominating directors and the ability of stockholders to recommend candidates for director may be found under “Election of Directors—Director Nominating Process and Considerations” and “—Consideration of Candidates Recommended by Stockholders,” respectively.

The nominating and corporate governance committee is also responsible for annually reviewing and setting director compensation and benefits and for reviewing director education programs. In fiscal 2011, the nominating and corporate governance committee reviewed our company’s director retainers, meeting fees, and stock-based compensation in comparison to the director compensation provided by the companies listed in the S&P 500 as well as several general market surveys of similarly-sized public companies. The committee made no changes to our director compensation program as a result of this review.

Finance and Investment Committee.    The purpose of the finance and investment committee is to:

•	oversee our company’s financial affairs, policies, and strategies, including its annual and long-term financial plans;

•	monitor investment policies and guidelines for its employee benefits trust funds; and

•	evaluate and analyze the company’s capital structure, tax strategy, dividend policy, and risk profile.

The finance committee also has responsibility for appointing and monitoring independent investment managers and for overseeing the development of projected operating budgets and capital expenditures and making recommendations as appropriate to our board on an annual and quarterly basis.

DIRECTOR COMPENSATION

FISCAL YEAR 2011 DIRECTOR COMPENSATION TABLE

This table reflects all compensation paid to or accrued by each of our outside directors during fiscal 2011. The compensation of Mr. Taylor, who is our President and Chief Executive Officer in addition to serving as Chairman of our board, is disclosed in the Summary Compensation Table in the section titled “Executive Compensation.” A description of the elements of our director compensation program follows this table.

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
M. Jay Allison	73,500	107,861	—	5,000	186,361

James C. Day	72,000	106,142	—	5,000	183,142

Richard T. du Moulin	88,500	108,753	0	5,000	202,253

Morris E. Foster	52,218	69,366	—	30,000	151,584

J. Wayne Leonard	68,500	108,753	0	—	177,253

Jon C. Madonna	86,250	108,753	0	2,000	197,003

Joseph H. Netherland	76,750	103,286	—	—	180,036

Richard A. Pattarozzi	85,000	108,753	0	2,425	196,178

Nicholas J. Sutton	75,000	108,189	—	—	183,189

Cindy B. Taylor	81,000	105,384	—	5,000	191,384

Jack E. Thompson	85,000	108,753	0	5,000	198,753

(1)	Amounts in this column reflect the aggregate grant date fair value of the deferred stock units granted to each of our non-management directors plus the value of dividends on deferred stock units credited for reinvestment during the fiscal year. With the exception of Mr. Foster, each of the non-management directors was granted 1,671 deferred stock units on March 31, 2011. Mr. Foster, who was first elected to the board at our 2010 annual meeting, received a pro rata grant of 1,159 deferred stock units for the number of days he served as a director during fiscal 2011. At the end of fiscal 2011, our non-management directors held the following numbers of deferred stock units: Messrs. du Moulin, Leonard, Madonna, Pattarozzi, and Thompson, 10,426 units each; Mr. Sutton, 9,872 units; Mr. Allison, 9,553 units; Mr. Day, 7,761 units; Ms. Taylor, 6,984 units; Mr. Netherland, 4,906 units; and Mr. Foster, 1,159 units.
(2)	Amounts in this column reflect the change in pension value for each participant in our Director Retirement Plan (which closed to new participants on March 31, 2006 and is frozen). For each such participant, the actual change in pension value from the previous fiscal year was a negative number—Mr. du Moulin, $(5,504); Mr. Leonard, $(3,706); Mr. Madonna, $(15,273); Mr. Pattarozzi, $(10,610); and Mr. Thompson, $(1,660)—as we increased the retirement age from 72 to 75 in fiscal 2011.
(3)	For each director other than Mr. Foster, this amount represents the costs of payments and payment commitments pursuant to our Gift Matching Program. For Mr. Foster, the amount represents a charitable donation made on behalf of Mr. Foster to Texas A&M University. The company has agreed to make an annual donation of $30,000 for a five-year period, business conditions permitting.

We use a combination of cash and equity-based compensation to attract and retain our non-management directors. Compensation for the non-management directors for fiscal 2011 consisted of an annual cash retainer, an additional annual cash retainer for the lead director and for the chairs of each board committee, meeting fees, an annual grant of deferred stock units, and other benefits. Officers of the company who also serve as directors do not receive any additional compensation for services as a director.

Director Fees.    For fiscal year 2011, the cash and equity-based compensation payable to the non-management directors was as follows:

•	an annual cash retainer of $40,000;

•	an additional annual cash retainer of $20,000 for the lead director;

•

an additional annual cash retainer of $15,000 for the chair of each of the audit committee and the compensation committee, and $10,000 for the chair of each of the nominating and corporate governance committee and the finance and investment committee;

•	a meeting fee of $2,000 for each board meeting attended and $1,500 for each committee meeting attended; and

•	an annual grant of deferred stock units valued at date of grant at $100,000 and described in more detail below.

Annual Grant of Deferred Stock Units.    Under the Directors Deferred Stock Units Plan, each non-management director receives a grant of deferred stock units on March 31 of each year. The number of units each director receives is determined by dividing $100,000 by the fair market value of a share of our common stock on the date of grant, rounded up to the next whole share. Dividend equivalents are credited to each director’s account in the form of additional deferred stock units. A person who becomes a director or leaves the board during the fiscal year receives a pro rata grant. In the event of a change of control of our company, each non-management director will be granted a pro rata number of stock units for the partial year of service beginning at the end of the prior fiscal year through the date of the change of control.

These deferred stock units are paid out in cash when a director ceases to serve on our board or upon a change of control of our company. The cash amount paid to the director is equal to the number of stock units credited to the director’s account in the Directors Deferred Stock Units Plan, multiplied by the fair market value of a share of our common stock valued as of the date of the event that triggers payout.

Stock Ownership Guidelines.    Our directors are subject to stock ownership guidelines requiring each director to hold company stock worth five times his or her annual cash retainer no later than five years after his or her appointment. Under the guidelines, a director’s annual grants of deferred stock units count as shares of company stock. At the end of fiscal 2011, each of our directors was in compliance with the guidelines. These guidelines are described in greater detail under “Compensation Discussion and Analysis—Other Compensation and Equity Ownership Policies—Stock Ownership Guidelines.”

Other Benefits.    We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and its committees. In addition, directors are generally eligible to participate in the company’s Gift Matching Program on the same terms as employees. Under this program, the company matches a director’s contribution to an educational institution or foundation up to $5,000 per year. The company may also make other charitable contributions on behalf of a director or the full board outside of the Gift Matching Program.

Retirement Plan.    In the past, we provided a Retirement Plan for the benefit of non-management directors who retired from our board on or after reaching age 65 or after completing five or more years of service on our board. We froze benefits under the Retirement Plan as of March 31, 2006 and terminated any further benefit accruals. In March 2011, we increased the mandatory retirement age for directors from 72 to 75, and therefore we increased the Retirement Plan’s assumed retirement age from 72 to 75 as well.

Because Mr. Madonna was a member of our board on May 31, 2001, upon his retirement from our board, he will receive an annual benefit of $30,000 for a term equal to the number of years he served as a non-management director. Each of Messrs. du Moulin, Leonard, and Thompson became directors after May 31, 2001 but before March 31, 2006, and therefore upon retirement will be eligible to receive the $30,000 annual benefit for no more than five years. Each of our other directors joined the board after March 31, 2006, and therefore are not eligible to participate in the Retirement Plan. If a director dies prior to payment of his benefit, a death benefit is payable to his beneficiaries equal to the then-present value of the unpaid benefit. The Retirement Plan provides for the protection of benefits in the event of a change of control of our company and allows a director to elect to be paid out in a lump sum in such event.

The accrued benefits of the board members under the Retirement Plan and their years of credited service are as follows:

Eligible Board Member(1)	Years of Service Credit	Present Value of Retirement Benefit(2)
Richard T. du Moulin	2 1/2	35,421
J. Wayne Leonard	2 1/2	25,965
Jon C. Madonna	6 3/4	107,023
Richard A. Pattarozzi	4 1/2	74,351
Jack E. Thompson	1	11,631

(1)	The remaining non-management directors (Messrs. Allison, Day, Foster, Netherland, and Sutton and Ms. Taylor) joined our board after March 31, 2006 and thus are ineligible to participate in the Retirement Plan.
(2)	Assumes retirement at age 75 and an 8% fixed rate of return.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)

(PROPOSAL 2)

We are seeking stockholder approval of the compensation of our named executives as disclosed in this proxy statement pursuant to SEC rules. This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures. Stockholders are asked to vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers as disclosed in the proxy statement for the company’s 2011 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

We understand that executive compensation is an important matter for our stockholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement—our CD&A (including its executive summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

While this say-on-pay vote is not binding, our compensation committee and board will review the voting results and will consider the outcome of the vote when making future compensation decisions for our named executives. We invite stockholders who wish to communicate with our board on executive compensation or any other matters to contact us as provided under “Board of Directors—Communicating with Directors.”

Approval of this resolution requires the affirmative vote of the holders of at least a majority of the voting power present or represented by proxy at the annual meeting. See “Questions and Answers about the Annual Meeting and Voting.”

Our board unanimously recommends that you vote to approve the compensation of our named executives as disclosed in this proxy statement by voting FOR this resolution.

ADVISORY VOTE ON THE FREQUENCY OF THE SAY-ON-PAY VOTE

(“FREQUENCY VOTE”)

(PROPOSAL 3)

We are providing our stockholders with an advisory vote on how often we should hold the “say-on-pay” vote described under Proposal 2. You should select your preference as to how often we hold the say-on-pay vote, whether every year, every two years, or every three years.

Our board is recommending that we hold a say-on-pay vote every year. In formulating its recommendation, the board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with direct and prompt input on our compensation philosophy, policies, and practices as disclosed in the proxy statement every year. Stockholders should be aware, however, that because the say-on-pay vote occurs in the midst of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated and complementary manner, it may not be feasible or appropriate to change our executive compensation programs in consideration of any given year’s say-on-pay vote prior to the next annual meeting of stockholders. However, our board believes that an annual say-on-pay vote is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

This frequency vote is not a vote for or against the board’s recommendation; your vote is as to which frequency you believe is most appropriate. This frequency vote is not binding on the board. However, the board will take into account the result of the vote when determining the frequency of future say-on-pay votes.

Because this advisory vote has three possible substantive responses (every one year, every two years, or every three years), we will consider stockholders to have “approved” the frequency selected by a plurality of the votes cast, whether present or represented by proxy at the annual meeting.

Our board unanimously recommends that you vote to hold the say-on-pay vote

EVERY YEAR.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and our three other most highly-compensated executives. We refer to these executives as our “named executives” or “NEOs.” For fiscal 2011, our named executives were:

•	Dean E. Taylor, our Chairman, President, and Chief Executive Officer;

•	Quinn P. Fanning, our Executive Vice President and Chief Financial Officer;

•	Jeffrey M. Platt, our Executive Vice President and Chief Operations Officer;

•	Stephen W. Dick, our Executive Vice President in charge of strategic relationships, shipyard operations, and vessel acquisitions and dispositions; and

•	Bruce D. Lundstrom, our Executive Vice President, General Counsel, and Secretary.

In this CD&A, we first provide an Executive Summary of our actions and highlights from the fiscal year. We next explain the Compensation Philosophy and Objectives that guide our compensation committee’s executive compensation decisions. We then describe the committee’s Process of Setting Compensation, including the supporting role played by the chief executive officer. Finally, we discuss in detail each of the Compensation Components, which includes, for each component, a design overview as well as the actual results yielded for each named executive in fiscal 2011. We suggest that you read this section of the proxy statement in conjunction with the advisory say-on-pay vote (Proposal 2), as this section contains information you may find relevant to your voting decision.

Executive Summary

Our company operates a diversified fleet of marine service vessels and provides other marine support services to the global offshore energy industry. With operations in most of the world’s significant offshore crude oil and natural gas exploration and production regions, we have one of the broadest global operating footprints in the offshore energy industry. We provide services in support of all phases of offshore exploration, field development, and production, including towing of, and anchor handling for, mobile offshore drilling units; transporting supplies and personnel necessary to sustain drilling, workover, and production activities; offshore construction and seismic support; and a variety of specialized services such as pipe and cable laying. Our international operations are the primary driver of our revenue and earnings, as more than 90% of our revenues come from operations outside of the United States territorial waters. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended March 31, 2011.

Highlights of Company Performance in Fiscal 2011.    During our 2011 fiscal year, the petroleum industry not only struggled with the aftereffects of a historic global recession but also experienced new and unexpected challenges. The Deepwater Horizon catastrophe and resulting moratorium on deepwater drilling in the Gulf of Mexico, the horrific natural disaster of a tsunami that triggered a nuclear disaster in Japan, and the unprecedented political turmoil in the Middle East—each of these events put additional pressure on the energy industry and its service companies.

Although industry fundamentals improved and previously depressed crude oil prices gradually increased in the second half of fiscal 2011, demand for offshore supply vessels during the period continued to be generally weak. Our fiscal 2011 consolidated net earnings were lower by approximately 59% as compared to fiscal 2010, due in part to a 10% decrease in total revenues and a 6% increase in vessel operating costs. However, because we operate in a cyclical industry, we hold management accountable for not just maximizing returns during the cycle’s peaks, but also finding ways to moderate the impact of the cycle’s troughs. Our fiscal 2011 consolidated net earnings were over two times our fiscal 2004 consolidated net earnings, the last major down cycle in our industry.

Amid the industry challenges of fiscal 2011, management positioned our company for a better future by continuing to focus on our decade-long vessel acquisition and building program, resulting in the delivery or acquisition of an additional 29 vessels during the fiscal year. With these acquisitions, we have the largest fleet of new generation equipment in the industry. At the end of fiscal 2011, we were scheduled to add an additional 36 vessels over the next few fiscal years. Other notable business accomplishments during fiscal 2011 include the following:

•	maintained a strong and appropriately leveraged balance sheet;

•	completed a placement of $425 million in senior debt notes on attractive terms;

•	renewed our existing revolving line of credit facility, with an increase to a total line of $575 million, also on attractive terms; and

•	continued to pay a quarterly stockholder dividend that is one of the highest among companies engaged in the oilfield service industry.

We believe that our strong financial condition, global footprint, and significant investment in fleet modernization place us in prime position to capitalize on the opportunities presented by the cycle’s next upswing.

Highlights of our Compensation Program.    As discussed in greater detail below, our executive compensation program is designed to align each executive’s total compensation opportunity with those financial and other performance objectives most closely related to the company’s strategic business objectives. Some highlights of our compensation program include:

•

Emphasis on Incentive Compensation.    Although we target the median compensation of our peer group, we keep our base salaries slightly lower than the median offered by our peers in favor of delivering a larger percentage of performance-driven incentive compensation, to more closely align executive pay with the interests of our stockholders.

•

Robust Stock Ownership Guidelines Applicable to Directors and Officers Coupled with a Prohibition on Hedging Transactions.    Directors and officers are required to hold significant positions in company stock within five years of appointment or election—five times annual retainer or base salary for directors and our chief executive officer and three times base salary for our other named executives. Because we believe it important that our named executives experience the full risks and rewards of stock ownership, our Policy Statement on Insider Trading prohibits all directors and employees, including our named executives, from engaging in any transactions in our company’s securities designed to hedge or offset any decrease in their market value, regardless of whether those securities were received as compensation.

•

Executive Compensation Recovery Policy.    Given that a significant portion of each named executive’s compensation is incentive-based, the compensation committee has adopted a compensation recovery, or “clawback,” policy applicable to cash or equity incentive compensation, which permits the company to recoup such payments in certain situations if the underlying financials must be subsequently restated.

•

No Severance Benefits Outside the Change of Control Context.    Our named executives are not entitled to any severance benefits except as a result of certain terminations of employment that occur in connection with a change of control of our company.

•

No Tax Gross-Ups in Future Agreements.    Although some of our executives currently have a right to receive an excise tax gross-up if such a tax is triggered in connection with his termination following a change of control, the committee determined prior to fiscal 2011 that the company would no longer provide that benefit in any new change of control agreements.

•	No Tax Gross-Ups on Perquisites. We do not pay tax gross-ups on any perquisites.

Summary of Key Compensation Actions in Fiscal 2011.    Our business accomplishments in fiscal 2011 and the prevailing business environment provided the basis for the following events and key committee decisions, each of which is discussed more fully elsewhere in this CD&A.

•

No Significant Increases in Base Salary in Absence of Significant Change in Responsibilities.    Salaries in fiscal 2011 were virtually unchanged from fiscal 2010 salaries, with the exception of Mr. Platt, who assumed substantial new responsibilities in connection with his promotion to chief operations officer at the beginning of the fiscal year.

•

Annual Incentive—Named Executives Earned Between 35% and 45% of Target Award.    As in fiscal 2010, none of our named executives earned an annual incentive on the basis of EVA, the main company performance metric in our annual incentive program, largely as a result of the decline in overall revenues, reflective of a depressed vessel market, but also caused, to a lesser degree, by our continued strategic emphasis on capital investment in vessel acquisitions.

•

Vesting of One-third of Each Named Executive’s Annual Equity Award Tied to Four-Year Cumulative Financial Performance.    As in prior years, a substantial portion of each named executive’s equity award will vest only if the four-year simple average of the company’s return on capital employed meets or exceeds a given threshold. Unlike some prior years, however, there is no opportunity for partial vesting—if the metric is not met, all performance-based shares will be forfeited at the end of the four-year period.

•

Special Equity Award.    In evaluating fiscal 2011 performance of our company and management, including our named executives, the committee recognized that company performance was largely a function of the significantly weakened demand for our vessels as a result of the current down cycle in the oil and gas industry. The committee found that our executives had responded strategically to market conditions and, as discussed in greater detail below, managed to moderate the impact of the down cycle on our business. Because of their considerable contributions to the current and future well-being of our company during this period, the committee granted each named executive a special equity award in the form of restricted stock in addition to his annual equity award (equal to 66% of base salary for our chief executive and 52% of annual base salary for each other named executive). For each named executive, this award will vest in equal annual installments over a four-year period.

•

Defined Benefit Pension Plan Frozen.    As of December 31, 2010, we have frozen additional benefit accruals under our defined benefit pension plan (our Pension Plan), which has been closed to new participants since January 1, 1996. Certain of our named executives participate in the Pension Plan on the same general terms as our other employees. Beginning January 1, 2011, Pension Plan participants will now accrue retirement benefits under our defined contribution retirement plan, which has been in place since the Pension Plan was closed to new participants.

Compensation Philosophy and Objectives

As a company with a global reach in an operationally-demanding, volatile, cyclical, and capital-intensive business, we design our executive compensation program to achieve the following objectives:

•	promote a performance- and achievement-oriented environment;

•	align compensation with performance measures that are directly related to our company’s key financial and safety goals, individual performance, and creation of long-term stockholder value;

•	attract, motivate, and retain the executive talent that we require to compete and manage our business effectively;

•	manage fixed costs by combining a more conservative approach to base salaries with more emphasis on performance-dependent annual and long-term incentives;

•	maintain individual levels of compensation that are appropriate relative to the compensation of other executives at the company; and

•	emphasize equity as the primary component of long-term compensation to ensure that a significant portion of each executive’s compensation is linked to stockholder returns.

Since our compensation programs are designed to reward achievement of corporate objectives, we change our programs from time to time as our objectives change. The specific principles followed and decisions made in establishing the compensation of the named executives in fiscal 2011 are discussed in more detail below.

Process of Setting Compensation

Our board of directors has delegated to the compensation committee the primary responsibility for overseeing our executive compensation program. The compensation committee annually reviews and sets the compensation for our executive officers, reporting to the full board on all compensation matters regarding our executives and other key salaried employees. For more information about the compensation committee’s responsibilities, see “Composition and Role of Committees—Compensation Committee.”

Role of the Chief Executive Officer.    Our chief executive officer makes recommendations to the compensation committee with respect to salary, bonus, and long-term incentive awards for all executive officers other than himself. He develops these recommendations based on the competitive market information generated by the committee’s compensation consultant, the company’s compensation strategy, his assessment of individual performance, and the experience level of the particular executive. The committee discusses those recommendations with the chief executive officer and either approves or modifies the recommendations in its discretion.

In evaluating the chief executive officer’s compensation, the committee reviews the competitive market information provided by its compensation consultant and bases its decisions regarding his compensation on our overall compensation strategy, the consolidated input of each of the board members, the chief executive officer’s own self-assessment, and the committee’s independent assessment of his performance. The chief executive officer is not present when the committee makes its determinations regarding his compensation.

Role of Compensation Consultant.    Our compensation committee has sole authority over the selection, use, and retention of any compensation consultant engaged to assist the committee in discharging its responsibilities. Towers Watson served as the committee’s primary compensation consultant from 2003 until the spring of 2010, when the committee engaged Meridian Compensation Partners, LLC as its primary consultant. The compensation committee’s primary consultant also prepares an annual survey of director compensation for our nominating and corporate governance committee, which is responsible for reviewing director compensation. Other than these relationships, neither Towers Watson nor Meridian provides any other services to, or has any other relationship with, our company.

In addition, since 2006, the committee has retained Stern Stewart & Co. to provide specific guidance on utilizing the measure of “economic value added” or “EVA” as a component of our annual incentive plan. The use of EVA® and Stern Stewart’s role in its development are discussed in greater detail below in “Annual Cash Incentive Compensation.”

The committee endeavors to use the most current information available when making compensation decisions, reviewing an annual compensation report from its consultant. However, because base salaries and bonus opportunities are determined in advance of a fiscal year, and equity awards are typically made just prior to the close of the fiscal year, the committee reviews two compensation analyses in setting compensation for a given fiscal year. The committee reviewed a March 2010 report from Towers Watson prior to finalizing fiscal 2011 base salaries and bonus opportunities, but referenced an updated report from Meridian in setting the March 2011 equity awards. For each report, the committee asked its consultant to:

•	provide information regarding current competitive compensation levels for each element of compensation paid to senior executives among oilfield service and general industry companies;

•	provide a special proxy compensation analysis developing total remuneration levels for a peer group of companies, which is made up of 26 similarly-sized industry peer energy service companies; and

•	assist with the review of which companies are appropriate for inclusion in the group of peer companies.

Analysis by Towers Watson.    In its 2010 analysis, Towers Watson compared our executive compensation to their most recent data for three separate groups: a group of peer energy services companies selected by the compensation committee in consultation with Towers Watson, the Towers Watson Oilfield Service Compensation Survey, and a survey of general industry companies. The companies included in each of these three groups are provided in Annex A to this proxy statement.

Towers Watson’s general industry survey includes a large number of companies of various sizes. For certain positions, Towers Watson compared our compensation levels only to those companies in the survey with annual revenues of between $1 billion and $3 billion (the range in which our revenues fall). For other positions, Towers Watson also size-adjusted the data and compared our compensation to all of the companies included in the survey. The particular companies included in Towers Watson’s surveys with annual revenues of between $1 billion and $3 billion are also identified in Annex A.

Analysis by Meridian.    In consultation with Meridian, we updated our peer group in order to include companies in related industries that are similar to us in terms of revenues, market capitalization, enterprise value, assets, number of employees, foreign sales percentage, and asset turnover, although we retained approximately 70% of the companies in the prior peer group to ensure consistency in comparisons. The committee also reviewed detailed performance data on the peer group. Meridian’s analysis compared our executive compensation to two, rather than three, different groups: the most recent data for a revised peer group of 26 companies as well as the Towers Watson Oilfield Service Compensation Survey from August 2010. These companies are also identified in Annex A.

Policy and Analysis.    We review our actual and target total direct compensation (base salary, target annual cash incentive compensation, and annual long-term equity incentive grant) in conjunction with the consultant’s compensation analyses in order to determine where target total direct compensation for our executive officers is likely to fall. Our general goal is for our target total direct compensation to be competitive with the median range (50th percentile) of the companies included in the competitive compensation analyses.

We do not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation. However, we strongly emphasize the at-risk performance-based elements of compensation by keeping the salary portion of total compensation lower than that of our peer companies. For example, approximately 83% of our chief executive officer’s target total direct compensation for fiscal 2011 (base salary plus target annual incentive plus target annual equity award) was performance-based, meaning that it either had to be earned on the basis of performance (in the case of his annual incentive) or its actual value to him will be contingent upon our future performance (in the case of his annual equity award, a portion of which will only vest after four years if a cumulative four-year performance goal is met).

Maintaining below the median salary levels also allows us to appropriately manage our fixed cash obligations in our cyclical industry. By then using a higher salary multiple than that of our peer companies for our annual bonus target, we provide opportunities for our executives to achieve total cash compensation in successful years that substantially exceeds the median of cash compensation paid by our peers. We link annual cash incentive compensation to the company’s achievement of annual performance goals, while we link our long-term incentive compensation to longer-term performance goals and to the value of our common stock.

In March 2010, the committee also considered a wealth accumulation analysis prepared by Towers Watson. The purpose of this analysis was to allow the committee to understand the total wealth potential of past and future compensation and benefits. In addition, this type of tool aids the committee’s understanding of how current compensation decisions can have a long-term, potentially compounding impact on future wealth accumulation. The committee first considered such an analysis in 2008, and has found it to be a useful tool to gauge whether the wealth accumulated by the named executives was generally in line with peer companies, recognizing that tenure and age of the executive can have a significant impact on the amount of wealth accumulated. The committee intends to review such an analysis every few years.

Compensation Components

The three core components of our executive compensation program are: base salary, an annual cash incentive, and long-term equity incentives. In addition, we offer our executives retirement benefits, change of control protections, and certain perquisites. Each of these components is discussed in detail below.

Base Salary.    We review salary levels for named executives prior to the beginning of each fiscal year. Our annual base salary determinations are based on a variety of factors, including individual performance, general market salary levels, our company’s overall financial condition, and industry conditions. As mentioned previously, however, we take a more conservative approach to setting base salaries, consistent with our philosophy of placing greater emphasis on performance-driven compensation components.

After reviewing these factors prior to fiscal 2011, we made no increases to base salaries, except for increasing Mr. Platt’s base salary from $332,072 per year to $400,000 in connection with his promotion to chief operations officer and assumption of significant additional responsibilities. In addition, we marginally adjusted each named executive’s base salary in January 2011 to offset the elimination of the executive medical plan. For our named executives, this adjustment ranged from $1,800 to $2,500 per year, which represents, for each, an increase of less than 1%.

Annual Cash Incentive Compensation.    We pay annual cash incentives for the purpose of rewarding both company and individual performance during the year. Under our annual incentive plans, company performance is measured using two metrics—a financial metric and a safety metric.

General Structure of the Program

EVA.    In fiscal 2007, the compensation committee began working with Stern Stewart to institute an annual incentive program that focused on the economic value added (EVA) to our company during the fiscal year. EVA® is a framework developed by Stern Stewart for setting goals and measuring performance that rewards participants for both short-term and long-term results realized by the company. When we began using EVA in fiscal 2007, it was our goal to keep the EVA-based annual incentive program in place for three years in order to give us an adequate opportunity to evaluate the long-term effectiveness of the new system. At the end of fiscal 2009, we reviewed the long-term effectiveness of the EVA-based annual incentive program. As a result of that review, we decided to continue the program for another three-year period with certain limited adjustments, specifically, a cap and floor on any potential payouts, and a reduction in the percentage of the annual incentive calculated by reference to EVA from 75% to 50%. Although we are committed to use EVA through fiscal 2012, we continue to evaluate its effectiveness as a performance goal given the volatility and cyclicality of our business.

Safety.    We include a safety performance component in our annual incentive program (25% of the target incentive opportunity) to reinforce our commitment to be the industry leader in safety. Experience has taught us that a safe work environment helps us to attract and retain a more experienced work force. Additionally, a safe work environment gives us an advantage when we compete for work from the most reputable and superior customers. Finally, a solid safety record helps us to minimize our insurance premiums and overall cost of doing business.

Individual Performance.    Prior to each fiscal year, our compensation committee specifies target annual awards for each named executive based on individual performance. The target award is a percentage of base salary and the percentage is determined by the participant’s position and ability to directly influence our financial and safety performance, with reference to data supplied by the compensation consultant. The individual performance component is 25% of the target incentive opportunity.

Participation in Annual Incentive Plans.    The portion of the annual incentive award established for our chief executive officer that is based upon EVA and safety is earned under our Company Performance Executive Officer Annual Incentive Plan. This plan is structured to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code in order to be fully tax deductible by our company. We have also established a separate Individual Performance Executive Officer Annual Incentive Plan under which the compensation committee can award our chief executive officer a separate annual award that may be earned based the committee’s evaluation of his individual performance. Annual incentive awards paid to our other named executives are paid under our Management Annual Incentive Plan. These awards are also based upon EVA, safety performance, and an evaluation of individual performance by the chief executive officer and the compensation committee.

Fiscal 2011 Target Awards.    The following chart shows the target awards set for our named executives for fiscal 2011, as well as the percentage allocation to each component and the amount of payout each component would have yielded at target level of performance for each of the named executives:

Fiscal 2011 Annual Incentive Target Awards
Named Executive	2011 AIP Target Award		Percentage of Target Allocated Among AIP Components
	Target % of Salary	Target Incentive Award ($)	EVA (50% of Target Award) ($)	Safety (25% of Target Award) ($)	Individual (25% of Target Award) ($)
Dean E. Taylor	120%	$741,288	$370,644	$185,322	$185,322
Quinn P. Fanning	95%	295,831	147,915	73,958	73,958
Jeffrey M. Platt	95%	382,376	191,188	95,594	95,594
Stephen M. Dick	95%	313,299	156,649	78,325	78,325
Bruce D. Lundstrom	95%	307,572	153,786	76,893	76,893

The total percentage of salary that the named executive is eligible to receive increases or decreases based upon performance above or below the target for each of the performance goals. Once each component has been allocated a percentage of the total target award, it is evaluated independently of the other two components. At performance above or below target, a given component will pay more or less than the target amount. There is a maximum possible payout under each component as described under “Criteria for 2011.” In addition to the component caps, the maximum possible payout under the company performance portion for our chief executive officer (EVA and safety components together) is $3 million. The committee has discretion to reduce amounts payable under the plans.

Criteria for 2011

EVA Criteria.    We calculate EVA by subtracting from our net after-tax operating profit an appropriate charge for the opportunity cost of all capital that we have invested over the measurement period. Thus, EVA measures the amount by which our earnings exceed or fall short of a rate of return that our stockholders could reasonably expect to obtain if they invested in other securities of comparable risk. Our intent has been that by emphasizing financial performance as a function of our invested capital, management would be incentivized to make prudent investments in assets capable of providing a strong return on capital.

Our net operating profit after taxes (“NOPAT”) generally equals revenues, less operating expenses, depreciation expense, general and administrative expenses, other income and expenses, and taxes on operating profit. We subtract a capital charge from NOPAT to determine EVA. Our capital charge is determined by multiplying our average capital invested during the year by a weighted average cost of debt and equity. Prior to each fiscal year, we set the weighted average cost of capital for that year. For 2011, based on advice of Stern Stewart, we used a 10% weighted average cost of capital. Certain adjustments to NOPAT are made in determining EVA, including adjustments to eliminate the effects of accounting changes, extraordinary items, discontinued operations, and unusual or infrequently occurring items (less the amount of related income taxes).

As in prior years, we required a $5 million improvement in EVA in fiscal 2011 over EVA for the prior year in order for the EVA target to be achieved. Failure to achieve the EVA target for fiscal 2011 would result in reduced incentive awards and no EVA bonus amount would be generated if the negative change in EVA from the prior year’s level was more than $45 million.

We have used a targeted $5 million improvement in annual EVA consistently since fiscal 2007, even though EVA levels can fluctuate substantially from year to year because of the volatility in our business sector. For example, although the $5 million improvement target was not achieved for fiscal 2010 and 2011, EVA for fiscal 2009 was a $42.1 million increase over 2008, which set a high hurdle for the next year.

There are three elements to our EVA program intended to limit volatility in annual incentive payouts—the bonus bank, the cap on annual EVA bonuses, and a floor on the bonus bank. These features are intended to moderate the future impact—positive or negative—of any single year.

•

The “Bonus Bank.”    A portion of any bonus generated by EVA in a given year in excess of certain pre-established limits is set aside, or “banked,” for possible payout in future years, and is subject to reduction as a result of negative future EVA results. Any EVA bonus generated (or “declared”) is credited to a participant’s personal bonus bank account each year, with a maximum annual payout of (1) up to the lesser of the declared EVA portion or 150% of the target bonus, and (2) one-third of any net positive bonus bank balance. The remaining two-thirds of the bonus bank is held at risk. In a year in which the EVA bonus declared would be a negative amount because the company has experienced a significant decline in EVA from the prior year, this negative amount is deducted from the bonus bank. Declared but unpaid amounts, including negative balances, are banked forward to be credited or debited against future declared bonus amounts in future years.

•

Cap on EVA Bonus Amounts Declared in a Given Year.    EVA bonus declaration for a fiscal year cannot exceed 5 times the participant’s EVA target for that fiscal year. This cap applies to the total amount declared based on the EVA for the year, equal to any amount currently paid out based on EVA and any amount credited to the bonus bank for that year.

•	Bonus Bank Floor. Regardless of EVA performance for any given year, the largest deficit a participant can carry forward to the next year is negative 50% of his or her EVA target.

Safety Criteria.    The safety performance component is based upon our achievement of a pre-established goal for the fiscal year, which is based upon our Total Recordable Incident Rate (“TRIR”) per 200,000 work hours. Like the other two components, payout based on safety performance is scaled within a certain range of results—for the safety component, the higher the TRIR, the smaller the payout. A TRIR higher than a certain threshold results in no payout.

A TRIR below a certain level will entitle a participant to a payment in an amount that is greater than the safety component’s 25% target award and which may be up to 150% of that 25% target award. As noted previously, the safety performance portion operates independently from the other components, and the EVA bonus bank does not impact any payout based on safety performance.

The TRIR goal for fiscal 2011 was 0.15, which was a 5% targeted improvement in our average safety performance levels over the preceding two years and a 16% targeted improvement over the preceding five-year average. No safety performance payout would be earned if the TRIR equaled or exceeded 0.22.

Individual Criteria.    Each year the compensation committee informs our chief executive officer of the expectations for his individual performance for the year. Likewise, the chief executive officer advises the other named executives of the qualities and individual goals on which they will be evaluated for the year. For each named executive, these criteria and goals are discussed under “Calculation of 2011 Annual Incentive—Individual Performance.”

The chief executive officer’s individual performance payout may not exceed 150% of his target amount. Each of the other named executives could receive a maximum individual performance payout of up to 200% of his individual target award.

Calculation of 2011 Annual Incentive

For fiscal 2011, each named executive earned between 35% and 45% of his target annual incentive award. With regard to EVA, there has been no annual incentive paid on the basis of EVA in the past two fiscal years (2010 or 2011), all amounts banked in prior years have been completely depleted, and each executive’s “bonus bank” balance has been reduced to a negative number (the bonus bank floor previously discussed) that will reduce any future possible EVA payout to that executive. The safety component paid out at less than target for all the executives, including Messrs. Taylor and Platt who, as our chief executive and operating officers, respectively, received zero safety payout at their request because of two fatalities during fiscal 2011. Finally, the individual performance award for each named executive ranged between 135% and 140% of his target individual performance award (compared to a maximum possible award for the chief executive officer of 150% of his target, and for each other named executive of 200% of his target).

Fiscal 2011 Annual Incentive Awards
Named Executive	Target Award as a % of Salary	Target Incentive Award ($)	Fiscal 2011 Component Payouts			Total Award Earned ($)	As a % of Target Award	As a % of Salary
			EVA ($)	Safety ($)	Individual Performance ($)
Dean E. Taylor	120%	741,288	0	0	259,451	259,451	35%	42%
Quinn P. Fanning	95%	295,831	0	29,583	99,843	129,426	44%	42%
Jeffrey M. Platt	95%	382,376	0	0	129,052	129,052	34%	32%
Stephen W. Dick	95%	313,299	0	31,330	109,655	140,985	45%	43%
Bruce D. Lundstrom	95%	307,572	0	30,757	103,806	134,563	44%	42%

The calculation of each component’s payout is discussed below.

EVA.    For fiscal 2011, the company’s EVA was a negative $139.6 million, as compared to fiscal 2010 EVA of a positive $25.1 million, resulting in a change in fiscal 2011 EVA of a negative $164.7 million. Historically, changes in EVA from year to year have been substantial. For example, fiscal 2007’s change in EVA was a positive $132.5 million, but fiscal 2008 and 2009’s changes were approximately $6.7 million and $42.1 million, respectively. With the depressed market environment and continuing effects of the global recession during fiscal 2010, the change in EVA during that year was a negative $178.7 million.

Fiscal 2011 EVA was calculated in accordance with the EVA program design that we established in consultation with Stern Stewart, as set forth in the following chart and more fully described below:

(in thousands)
Net Operating Profit After Tax (NOPAT)	$111,419
Less: Charge For Capital Employed	-251,011

EVA	$(139,592)

NOPAT for the year ended March 31, 2011 equals revenues (vessel revenues and other marine revenues):

•

less operating expenses (vessel operating costs, costs of other marine revenues, depreciation and amortization, general and administrative expenses as decreased by approximately $10.6 million for an increase in the allowance for doubtful accounts and additional provisions for legal settlements with the SEC, U.S. Department of Justice, and the Federal Government of Nigeria (as discussed in our periodic SEC filings),

•	plus our equity interest in net earnings of unconsolidated companies,

•	plus interest income and other, net,

•	plus foreign exchange gains, and

•	less a charge of 28.68% for estimated income taxes on operating profit.

The charge for capital employed equals average total capital employed of $2.5 billion multiplied by the weighted average cost of capital of 10%. Total capital employed at March 31, 2011 equals current assets plus the allowance for doubtful accounts adjusted by a decrease of $12.0 million for deferred vessel revenue, investments in and advances to unconsolidated companies, net properties and equipment as decreased by approximately $358.3 million, primarily for the effect of vessels under construction, goodwill as increased by $35.5 million for the effect of accumulated goodwill amortization, other assets as decreased by $9.5 million, primarily for the effect of certain deferred charges; less current liabilities decreased by $11.0 million for certain taxes payable and certain deferred credits, deferred income taxes, accrued property and liability losses, and other liabilities and deferred credits. Average capital was further decreased by $206.2 million for the after-tax effect of cumulative gains on sales of assets, by $72.5 million for the cumulative after-tax effect of discontinued operations, and by $21.0 million for the after-tax effect of a tax litigation settlement during fiscal 2010. Average capital was further increased by $20.3 million for the after-tax effect of cumulative asset impairments, and by $22.0 million for the after-tax effect of the proposed settlements with the SEC, the U.S. Department of Justice and the Federal Government of Nigeria related to an internal investigation recorded in fiscal 2010 and 2011. Cumulative adjustments give effect to such items beginning in fiscal 1996.

As in fiscal 2010, none of the named executives received an award based on EVA for 2011. Fiscal 2011 EVA performance further reduced the bonus bank balance for each named executive to his bonus bank floor (negative 50% of the executive’s target award), a negative amount that will be carried forward and reduce EVA-based payouts for future years:

Named Executive	Bonus Bank Balance at FYE 2011 (March 31, 2011)(1)
Dean E. Taylor	$(185,322)
Quinn P. Fanning	(73,958)
Jeffrey M. Platt	(95,594)
Stephen W. Dick	(78,325)
Bruce D. Lundstrom	(76,893)

(1)	Equal to the bonus bank floor.

Safety.    The TRIR for fiscal 2011 was 0.19, which did not reach the target level but did generate a small payout for each of our named executives. The TRIR for fiscal 2010 was the best in company history at 0.13. Fiscal 2011 performance was more in line with fiscal 2009 when the TRIR was 0.18 but significantly better than fiscal year 2008 at 0.24. However, due to two fatalities occurring during fiscal 2011, the chief executive officer recommended that the safety award component of the annual incentive be eliminated for himself and our chief operations officer, and the compensation committee agreed with that recommendation.

Individual Performance.    For purposes of awarding the individual performance portion of the annual incentive award to the named executives, the compensation committee independently assessed the performance of the chief executive officer but relied on the judgment of our chief executive officer in assessing the performances of our other named executives. Each named executive received between 135% and 140% of his target individual performance award.

In the case of Mr. Taylor, the company’s financial strength and ability to weather the credit crisis, the solid operations and overall safety of our fleet, the continued realization on our new vessel building and acquisition program, and the ability to attract and retain top management candidates were important considerations in his individual performance award. Mr. Fanning’s continued leadership in improving our financial profile, including the extension and enhancement of the company’s revolving credit agreement and the closing of an additional debt financing at attractive terms and pricing, were important factors in his award. Mr. Platt’s leadership in all aspects of our operations in a challenging commercial environment, including the maintenance and creation of constructive customer relationships, and the incorporation of increasingly sophisticated new vessels into our fleet profile were instrumental to his award. In the case of Mr. Dick, his management of our new vessel building program in a challenging shipyard environment, his important role in maintaining and advancing key partnership and other relationships, and his oversight of vessel dispositions on favorable terms were key factors in awarding his individual performance portion. Finally, Mr. Lundstrom’s ongoing work to reinvigorate our legal compliance program and resolve the company’s internal investigation with regulatory agencies and the discharge of his general duties as the company’s general counsel led to his award.

Long-term Incentive Compensation.    Historically, we have granted long-term incentive compensation in the form of annual equity grants to our named executives, generally using a multiple of each executive’s base salary to determine the overall grant size. The multiple used for any particular executive reflects the nature and scope of the executive’s duties. Grant values were increased in fiscal 2010 to bring our long-term incentive compensation more in line with the median of long-term incentive compensation provided by our peer group companies. In recent years, the committee has decreased the emphasis on stock options, and in fiscal 2011, each named executive’s award was entirely in shares of restricted stock, including a portion with a return on capital performance requirement.

We believe that granting restricted stock provides our named executives with a significant equity ownership opportunity. Further, time-based restricted stock is widely used among our competitors. In such a cyclical industry, the use of restricted stock encourages executives to remain with our company even during periods of stock price volatility. Notably, our recent grants of restricted stock include grants tied to performance hurdles, thus placing added emphasis on financial performance goals, as well as providing rewards for growth in the value of our common stock. Shares of restricted stock are subject to forfeiture and vest in accordance with certain performance and continued employment requirements. Information relating to the shares of restricted stock granted to our named executives is set forth in the Fiscal 2011 Summary Compensation Table and the Fiscal 2011 Grants of Plan-Based Awards Table.

Annual Grant of Restricted Stock.    For fiscal 2011, two-thirds of each named executive’s annual grant of restricted stock was time-based, as the shares will vest based on continued employment in four equal tranches over the next four years. The remaining one-third of each grant will vest only if a pre-established performance target is met. The performance-based shares will vest following fiscal 2015, provided the simple average of the preceding four fiscal years of return on capital employed (“SAROCE”) meets or exceeds 9%. The committee elected to vest the performance-based shares only after completion of a full four-year period rather than annually in order to emphasize long-term, multi-year performance and value creation. If the performance metric is not met, all performance-based shares will be forfeited.

Special Grant of Restricted Stock.    In addition to the annual grant of restricted stock, the committee approved a special award of restricted stock to a select number of our employees, including each of the named executives. Because we operate in a cyclical industry, the use of an annual incentive plan that focuses so heavily on a single performance metric occasionally produces results that fail to properly reward management and our employees for a job well done in the face of adverse prevailing market conditions. The committee concluded that fiscal 2011 was such a year. The committee determined that our management team did an extraordinary job in fiscal 2011 in mitigating the effects of the down cycle on the business as well as in positioning us to capitalize on the next upswing by, among other things, improving our financial position by both managing costs effectively and securing timely debt at attractive interest rates and terms, implementing a comprehensive regulatory compliance program appropriate for our many challenging operating environments, and focusing on our vessel acquisition program.

To fail to properly recognize these contributions could, in the view of the committee, expose our company to the potential loss of key contributors to our long-term success, particularly when no annual incentive based on EVA has been awarded for two consecutive years and other attractive employment opportunities are available in our industry. Rather than awarding cash, however, the committee awarded each executive an additional grant of restricted stock, in an amount equal to approximately 66% of our chief executive officer’s base salary and approximately 52% of annual base salary for each other named executive. To address the committee’s retention concerns, these grants will vest 25% per year over a four-year period; therefore, the ultimate value of these awards will be dependent upon how well management and the company perform in the future. These special equity grants are subject to the same other terms and conditions as apply to our time-based shares of restricted stock generally.

Stockholder Rights to Restricted Stock.    The named executives have voting rights with respect to all of their shares of restricted stock. While we pay dividends currently on the shares of time-based restricted stock, any dividends on the fiscal 2011 performance-based shares will accrue and be paid or forfeited in tandem with the related shares of restricted stock.

Retirement Benefits.    Our named executives participate in employee benefit plans generally available to all employees. These broad-based plans include a Pension Plan (now frozen and closed to new participants), a qualified defined contribution Retirement Plan, and our 401(k) Plan. We have frozen the benefits under our Pension Plan for all participants effective December 31, 2010, and there will be no future benefit accruals under that plan. Future qualified retirement benefits will be provided through our Retirement Plan and our 401(k) Plan.

In addition to these broad-based programs, we provide our executives with a non-qualified deferred compensation plan, the Supplemental Savings Plan, which acts as a supplement to our 401(k) Plan, and a SERP that operates as a supplement to our Pension and Retirement Plans. Both the Supplemental Savings Plan and the SERP are designed to provide retirement benefits to our officers that they are precluded from receiving under the underlying qualified plans due to the compensation and benefits limits in the Internal Revenue Code. These plans are described in more detail in “Executive Compensation—2011 Pension Benefits” and “Executive Compensation—2011 Non-Qualified Deferred Compensation.”

In connection with freezing of our Pension Plan, the committee has been considering how to deliver its executive retirement benefits going forward. During fiscal 2010, the committee with the assistance of Towers Watson reviewed the SERP and the prevalence of SERPs as part of the executive compensation programs of other companies. According to data provided by Towers Watson, non-qualified executive retirement plans continue to be prevalent. However, the committee made the decision to close the SERP to new participants effective March 1, 2010.

Change of Control Agreements.    We have entered into Change of Control Agreements with our executives, including each of our named executives. We continue to offer our named executives change of control benefits for several reasons. These benefits serve our company’s interests by encouraging key management personnel to remain employed with the company in the event of an impending change of control while simultaneously alleviating individual concerns about the possible involuntary loss of employment. We believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of our company. Change of control protections for our named executives and other key personnel are an important part of good corporate governance, as they ensure that the interests of our named executives will be materially consistent with the interests of our stockholders when considering corporate transactions. Information regarding the current Change of Control Agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control—Change in Control.”

Other Benefits.    We also provide certain limited perquisites to our named executives.

Use of Corporate Airplane.    At the time of the acquisition of the corporate airplane, our board of directors, for security reasons, adopted a policy that required that the chief executive officer complete all air travel, both business and personal, aboard our airplane. We reviewed this policy during fiscal 2010, and we continue to believe that this is an appropriate and reasonable practice because it increases the level of safety and security for Mr. Taylor and his family. Furthermore, commercial travel has become more inefficient in recent years. Making the aircraft available to Mr. Taylor maximizes his availability to conduct business before, during and after flights and allows him to travel on short notice, quickly take advantage of business opportunities, and respond to urgent situations. For certain international travel, use of the corporate airplane is impractical, and Mr. Taylor does fly commercially in those instances.

The value of the use of the corporate airplane for personal travel by Mr. Taylor during 2011 was $69,940, valued at the incremental cost to the company of such personal travel as required by the SEC for proxy statement disclosure purposes.

Other Perquisites.    For fiscal 2011, the other perquisites provided to our named executives consist primarily of club dues for one country club membership for each named executive, financial planning services, lunch club memberships, corporate apartments for two named executives who are expected to divide their time between two different company offices, and executive medical benefits. Our executive medical plan was terminated on December 31, 2010, and we implemented a new executive wellness program including a comprehensive annual physical exam. We do not provide tax gross-ups on any after-tax benefits.

Other Compensation and Equity Ownership Policies

Recovery Policy.    During fiscal 2008, the compensation committee adopted an Executive Compensation Recovery Policy under which the company may recover cash and equity incentive compensation awarded after adoption of the policy if the compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements, if the executive officer engaged in intentional misconduct that caused the need for a restatement and the effect was to increase the amount of the incentive compensation.

Stock Ownership Guidelines.    Under stock ownership guidelines adopted by the Board in September of 2007 for the company’s directors and officers and reevaluated by the compensation committee in fiscal 2011, our directors and officers are required to hold the following values in the form of company stock within five years of becoming a director or officer (the director’s annual cash retainer or the officer’s base salary is multiplied by the appropriate multiple):

•	5x for the chief executive officer and all directors;

•	3x for the chief operations officer, chief financial officer, and executive vice presidents; and

•	2x for all other officers.

If an officer’s ownership guideline increases because of a change in title or if a new officer or director is added, a five-year period to achieve the incremental guideline begins in January following the year of the title change or addition as a director or officer. The deferred stock units granted to directors each year count as shares of company stock under the guidelines.

As of the end of fiscal 2011, all executive officers and directors were in compliance with the policy.

Prohibition on Hedging Transactions.    Each of our named executives is subject to our Policy Statement on Insider Trading, an internal company policy adopted by our board. In January 2011, our board approved certain changes to this policy, including a blanket prohibition on engaging in certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, with respect to our securities, regardless whether those securities were received as compensation. This prohibition applies to all company insiders (including our directors and our named executives) as well as all of our other employees.

$1 Million Pay Deductibility Cap.    Section 162(m) of the Internal Revenue Code limits our federal income tax deductions for compensation, other than qualified performance-based compensation, to $1 million for compensation paid to each of our most highly-compensated executive officers. Performance-based restricted stock granted by us in fiscal 2011 is designed to qualify as performance-based and to be excluded in calculating the $1 million limit of Section 162(m). The portion of Mr. Taylor’s annual bonus based upon company performance for fiscal 2011 under the Company Performance Executive Officer Annual Incentive Plan has also been structured to be fully deductible under Section 162(m) as performance-based compensation.

We intend to continue to establish executive officer compensation programs that will maximize our company’s income tax deduction. However, from time to time, the committee may award compensation that is not fully tax deductible if we determine that such award is consistent with our philosophy and in the best interest of our company and our stockholders.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Richard T. du Moulin, Chairman

James C. Day

Morris E. Foster

Joseph H. Netherland

Nicholas J. Sutton

Jack E. Thompson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our compensation committee are Messrs. Day, du Moulin, Foster, Netherland, Sutton, and Thompson. None of the members of our compensation committee has been an officer or employee of our company or any of our subsidiaries. No executive officer of our company served in the last fiscal year as a director or member of the compensation committee of another entity one of whose executive officers served as a member of our board or on our compensation committee.

EXECUTIVE COMPENSATION

The following table summarizes, for the fiscal year ended March 31, 2011, the compensation paid to each of our named executives in all capacities in which they served.

FISCAL 2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	Changes in Pension Value and Nonqualified Deferred Compen- sation Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)
Dean E. Taylor	2011	616,390	259,451	3,351,548	—	0	1,141,668	234,537	5,603,594
Chairman, President and Chief Executive Officer	2010	615,940	216,304	1,467,614	1,192,931	277,173	3,848,350	257,322	7,875,634
	2009	598,000	—	1,649,111	927,231	1,169,453	743,260	257,672	5,344,727

Quinn P. Fanning(7)	2011	309,600	99,843	1,184,254	—	29,583	60,261	75,269	1,758,810
Executive Vice President and Chief Financial Officer	2010	309,000	66,049	506,864	411,973	110,081	70,711	71,006	1,545,684
	2009	197,701	59,827	964,563	703,987	240,045	—	18,103	2,184,226

Jeffrey M. Platt	2011	400,625	129,052	1,530,708	—	0	411,615	99,040	2,571,040
Executive Vice President and Chief Operations Officer	2010	332,072	70,930	656,101	533,298	118,301	554,001	95,880	2,360,583
	2009	322,400	100,631	595,171	334,648	393,778	92,038	58,877	1,897,543

Stephen W. Dick	2011	328,288	109,655	1,254,184	—	31,330	794,123	82,113	2,599,693
Executive Vice President	2010	327,788	72,400	537,654	437,029	116,774	1,801,837	76,140	3,369,622
	2009	318,240	100,499	587,492	330,329	392,197	219,327	56,119	2,004,203

Bruce D. Lundstrom	2011	321,960	103,806	1,231,259	—	30,757	71,236	53,865	1,812,883
Executive Vice President, General Counsel, and Secretary	2010	321,360	72,507	527,132	428,449	114,485	81,975	59,624	1,605,532
	2009	312,000	83,218	575,956	323,892	333,892	28,082	42,204	1,699,244

(1)	Represents the individual performance portion of our annual cash incentive program. Mr. Taylor’s annual cash incentive did not include an individual performance component prior to fiscal 2009.
(2)	Restricted stock awards, including our performance-based awards, are valued based on the aggregate grant date fair value at the closing sale price per share of our common stock on the date of grant. For our performance-based awards, this amount reflects both the value at the grant date based upon the probable outcome of the performance conditions as well as the value on the date of grant assuming the highest level of performance will be achieved. Each named executive received a special equity grant in addition to his annual equity grant in fiscal 2011. Please see the “Fiscal 2011 Grants of Plan-Based Awards” table for more information regarding the stock awards we granted in fiscal 2011.
(3)	Although in prior years, each named executive received options as a part of his annual equity award, each named executive’s fiscal 2011 equity award consisted solely of a mix of time-based and performance-based restricted stock. The amounts reported in this column reflect the aggregate grant date fair value of the options granted to the named executives during fiscal years 2009 and 2010, determined using the Black-Scholes option model. For information relating to the assumptions made by us in valuing the option awards made to our named executives, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011.
(4)	Represents amounts actually paid to our named executives based on company performance under our Company Performance Executive Officer Annual Incentive Plan for our chief executive officer and our Management Annual Incentive Plan for our other named executives. Although no named executive earned an annual incentive based on EVA in fiscal 2011, each of Messrs. Fanning, Dick, and Lundstrom received an annual incentive based on our fiscal 2011 safety results. At their request, however, neither Mr. Taylor, our chief executive officer, nor Mr. Platt, our chief operations officer, received an annual incentive payout on safety, due to two fatalities occurring during the fiscal year.
(5)	Consists of the change from the prior fiscal year in each named executive’s pension value under our qualified Pension Plan and our non-qualified Supplemental Executive Retirement Plan. The increase in the present value of accumulated benefits between fiscal year-ends 2009 and 2010 was due in part to a significant decrease in the discount rate (7.25% as of March 31, 2009 and 5.75% as of March 31, 2010) used to determine these amounts. This discount rate, which is also used to determine the present value of the company’s benefit obligations for financial reporting purposes, is based on high-quality corporate bond yields as of March 31 of each year. The discount rate as of March 31, 2011 was 5.25%.

(6)	For each named executive, this value reflects (i) matching contributions to the company’s 401(k) and Supplemental Savings Plans, (ii) company contributions to the Retirement Plan, (iii) dividends paid on his restricted stock, (iv) the total value of all perquisites received during fiscal 2011, each as set forth below:

Name	401(k) Plan and Supplemental Savings Plan Contributions ($)	Retirement Plan Contributions ($)	Dividends(8) ($)	Perquisites(9),(10) ($)	Total, All Other Compensation ($)
Mr. Taylor	9,725	13,899	88,039	122,874	234,537
Mr. Fanning	10,324	7,368	25,549	32,028	75,269
Mr. Platt	14,358	7,732	33,736	43,214	99,040
Mr. Dick	11,766	7,420	31,357	31,570	82,113
Mr. Lundstrom	8,994	7,368	30,320	7,183	53,865

Each named executive’s “Perquisites” figure is comprised of the following: parking; club memberships; health care premium payments under our Executive Medical Plan (this program was terminated effective December 31, 2010 and replaced with a company-paid executive physical program); financial planning and income tax preparation (for fiscal 2011, this perquisite totaled $19,846 for Mr. Fanning, $16,297 for Mr. Platt, and $15,005 for Mr. Dick); for each of Messrs. Taylor and Platt, a corporate apartment in Houston (see footnote 9); and, for Mr. Taylor, his personal use of our corporate aircraft (see footnote 10). We do not reimburse any executive for tax liability incurred in connection with any perquisite.

(7)	Mr. Fanning joined our company on July 17, 2008.
(8)	We pay dividends currently to each named executive for (i) all shares of time-based restricted stock and (ii) the shares of performance-based restricted stock granted prior to fiscal 2010. For the 2010 and 2011 grants of performance-based restricted stock, any dividends accrue and will be paid out or forfeited in tandem with the associated shares of restricted stock.
(9)	Each of Messrs. Taylor and Platt is required to divide his time between our New Orleans and Houston offices; therefore, we cover the cost of maintaining a corporate apartment for each of them in Houston. We value this perquisite by subtracting from the actual annual cost of the apartment the estimated amount saved on hotel room expenses for the number of nights the executive spent in Houston. The aggregate incremental cost to the company of Mr. Platt’s corporate apartment in fiscal 2011 was $16,387.
(10)	Our board of directors, for security reasons, requires that Mr. Taylor complete all domestic and select international air travel, whether business or personal, aboard the company’s airplane. In fiscal 2011, the aggregate incremental cost to the company to provide Mr. Taylor with this benefit was $69,940, calculated by multiplying the number of hours of personal use by the hourly cost to operate the airplane, adding in incidental expenses.

The following table presents additional information regarding restricted stock and option awards, as well as non-equity incentive plan awards granted to our named executives during the fiscal year ended March 31, 2011.

FISCAL 2011 GRANTS OF PLAN-BASED AWARDS

Name and Type of Grant	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(4) (#)	All Other Stock Awards: Number of Shares of Stock(5)(#)	Grant Date Fair Value of Stock Awards(6) ($)
		Target ($)	Maximum ($)
Dean E. Taylor
Annual Cash Incentive:
Company Performance	—	555,966	3,000,000	(1)
Individual Performance	—	185,322	277,983	(2)
Time-Based Restricted Stock Grant	3/16/2011					34,060	1,962,537
Performance-Based Restricted Stock Grant	3/16/2011				17,030		981,269
Special Time-Based Restricted Stock Grant	3/16/2011					7,076	407,719

Quinn P. Fanning
Annual Cash Incentive	—	295,830	998,426	(3)
Time-Based Restricted Stock Grant	3/16/2011					11,819	681,011
Performance-Based Restricted Stock Grant	3/16/2011				5,910		340,534
Special Time-Based Restricted Stock Grant	3/16/2011					2,284	162,719

Jeffrey M. Platt
Annual Cash Incentive	—	382,375	1,290,516	(3)
Time-Based Restricted Stock Grant	3/16/2011					15,277	880,261
Performance-Based Restricted Stock Grant	3/16/2011				7,639		440,159
Special Time-Based Restricted Stock Grant	3/16/2011					3,650	210,313

Stephen W. Dick
Annual Cash Incentive	—	313,299	1,057,383	(3)
Time-Based Restricted Stock Grant	3/16/2011					12,517	721,230
Performance-Based Restricted Stock Grant	3/16/2011				6,259		360,644
Special Time-Based Restricted Stock Grant	3/16/2011					2,991	172,341

Bruce D. Lundstrom
Annual Cash Incentive	—	307,572	1,038,056	(3)
Time-Based Restricted Stock Grant	3/16/2011					12,288	708,035
Performance-Based Restricted Stock Grant	3/16/2011				6,144		354,017
Special Time-Based Restricted Stock Grant	3/16/2011					2,936	169,172

(1)	Our chief executive officer was eligible to receive a cash bonus under our Company Performance Executive Officer Annual Incentive Plan based on the company’s achievement of annual performance goals. The amount actually paid to the chief executive officer for fiscal 2011 pursuant to this program is reflected in the “Fiscal 2011 Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation.” The Company Performance Executive Officer Annual Incentive Plan provides for a maximum award amount of $3 million.

(2)	Our chief executive officer was also eligible to receive a cash bonus under our Individual Performance Executive Officer Annual Incentive Plan based on his individual performance during fiscal year 2011. The amount actually paid to him for fiscal 2011 is included in the “Bonus” column of the “Fiscal 2011 Summary Compensation Table.” The Individual Performance Executive Officer Annual Incentive Plan provides for a maximum award of 150% of target.
(3)	Our named executives, other than our chief executive officer, were eligible to receive a cash bonus under our Management Annual Incentive Plan based on the achievement of annual corporate performance goals and individual performance. The amounts actually paid to the named executives for fiscal 2011 pursuant to this program are reflected in the “Bonus” and “Non-Equity Incentive Plan Award” columns of the “Fiscal 2011 Summary Compensation Table” herein. The Management Annual Incentive Plan does not establish an overall maximum incentive award, although any award earned on the basis of company EVA performance is capped at five times the target and any award based on individual performance is capped at 200% of target.
(4)	Consists of performance-based shares of restricted stock. Performance-based shares of restricted stock will vest following fiscal 2015 if the simple average of the preceding four fiscal years of return on capital employed (“ROCE”) equals or exceeds 9%. If the four-year simple average of ROCE (“SAROCE”) is less than 9% or less, all performance-based restricted shares will be cancelled.
(5)	Consists of time-based shares of restricted stock, which vest one-fourth per year on the first, second, third, and fourth anniversaries of the date of grant.
(6)	Awards of restricted stock are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For information relating to the assumptions made by us in valuing the option awards made to our named executives, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

Salary.    Salaries paid to our named executives are set forth in the Fiscal 2011 Summary Compensation Table. For fiscal 2011, salaries paid to our named executives accounted for the following percentages of their total annual compensation (not including changes in pension value and nonqualified deferred compensation earnings): Mr. Taylor, 13.8%; Mr. Fanning, 18.2%; Mr. Platt, 18.6%; Mr. Dick, 18.2%; and Mr. Lundstrom, 18.5%.

Bonus and Non-equity Incentive Plan Compensation.    The bonus and non-equity incentive plan compensation set forth in the tables above reflects annual cash incentive compensation under our Management Annual Incentive Plan, our Company Performance Executive Officer Annual Incentive Plan, and our Individual Performance Executive Officer Annual Incentive Plan, as applicable. The annual cash incentive compensation is earned based upon EVA, safety performance, and individual performance. The amounts actually earned by each of our named executives are reflected in the Fiscal 2011 Summary Compensation Table, while the Fiscal 2011 Grants of Plan-Based Awards table reports the range of possible outcomes under the plans. The performance goals are discussed in greater detail under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Compensation.”

Restricted Stock.    Each year, we provide long-term equity incentives to our executives. In fiscal 2011, these equity incentives consisted of shares of restricted stock, some of which vest based upon continued service and some of which are subject to both time-based criteria and performance-based criteria based upon return on capital employed (“ROCE”) performance requirements. The performance-based restricted stock is forfeited after four years if the four-year average ROCE criterion is not met. The restricted stock is also subject to forfeiture if the executive’s employment terminates prior to vesting for any reason other than death or disability.

During the vesting period, the executives are the beneficial owners of the shares of restricted stock and possess all voting rights. For time-based shares and performance-based shares granted prior to March 2010, dividends are payable at the same rate as is paid on the company’s common stock generally. For performance-based shares granted during and after fiscal 2010, dividends will accrue and be paid out or forfeited in tandem with the associated shares. During fiscal 2011, the quarterly dividend rate was $0.25 per share.

Employment Agreements.    None of the named executives has a written employment agreement with the company.

The following table illustrates the outstanding equity awards held by our named executives as of March 31, 2011.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2011

Name	Option Awards					Stock Awards
	Securities Underlying Unexercised Options					Stock Awards that Have Not Vested(1)		Equity Incentive Plan Awards that Have Not Vested(2)
	Number Exercisable (#)	Number Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units (#)	Market Value(3) ($)	Number of Unearned Shares, Units or Other Rights (#)	Market or Payout Value(3) ($)
Dean Taylor	72,518	—		40.28	3/27/2012	73,423	4,394,367	58,840	3,521,574
	55,000	—		27.92	3/12/2013
	42,500	—		28.05	3/30/2014
	20,000	—		37.55	3/30/2015
	55,000	—		55.76	3/29/2016
	20,000	—		57.65	3/21/2017
	61,617	—		56.71	3/5/2018
	61,692	30,846	(4)	33.83	3/4/2019
	26,741	53,483	(5)	45.75	3/3/2020

Quinn P. Fanning	13,768	6,884	(6)	61.82	7/30/2018	25,638	1,534,434	20,043	1,199,574
	10,359	10,359	(4)	33.83	3/4/2019
	9,235	18,470	(5)	45.75	3/3/2020

Jeffrey M. Platt	13,000	—		55.76	3/29/2016	31,961	1,912,866	23,896	1,430,176
	6,500	—		57.65	3/21/2017
	23,263	—		56.71	3/5/2018
	22,258	11,130	(4)	33.83	3/4/2019
	11,954	23,910	(5)	45.75	3/3/2020

Stephen W. Dick	18,000	—		55.76	3/29/2016	27,172	1,626,244	21,506	1,287,134
	6,500	—		57.65	3/21/2017
	22,963	—		56.71	3/5/2018
	—	10,979	(4)	33.83	3/4/2019
	9,796	19,594	(5)	45.75	3/3/2020

Bruce D. Lundstrom	5,333	—		65.69	9/24/2017	26,658	1,595,481	21,093	1,262,416
	22,513	—		56.71	3/5/2018
	—	10,773	(4)	33.83	3/4/2019
	9,604	19,209	(5)	45.75	3/3/2020

(1)	This category represents shares of time-based restricted stock held by our named executives, which vest as follows:

Name	Shares of Time-Based Restricted Stock by Vesting Date									Total Unvested Shares
	3/3/12 (#)	3/4/12 (#)	3/16/12 (#)	3/3/13 (#)	3/4/13 (#)	3/16/13 (#)	3/4/14 (#)	3/16/14 (#)	3/16/15 (#)
Mr. Taylor	5,347	8,124	10,284	5,346	8,124	10,284	5,346	10,284	10,284	73,423

Mr. Fanning	1,847	2,728	3,661	1,846	2,728	3,661	1,846	3,661	3,660	25,638

Mr. Platt	2,390	2,932	4,773	2,390	2,932	4,732	2,390	4,731	4,731	31,961

Mr. Dick	1,959	2,894	3,878	1,959	2,894	3,877	1,958	3,877	3,876	27,172

Mr. Lundstrom	1,920	2,837	3,806	1,920	2,837	3,806	1,920	3,806	3,806	26,658

(2)	This category represents shares of performance-based restricted stock held by our named executives. Vesting of the 2008 grants will depend upon the achievement of EVA targets as established for our annual incentive plan, while the 2009, 2010, and 2011 grants will vest on the basis of percentage improvements in return on capital employed (“ROCE”), as measured by the simple average of the previous four fiscal years (“SAROCE”). These performance-based shares will vest as follows:

Grant Date	Vesting Date and Conditions	Shares of Unvested Performance-Based Stock by Vesting Date and Conditions
		Mr. Taylor (#)	Mr. Fanning (#)		Mr. Platt (#)	Mr. Dick (#)	Mr. Lundstrom (#)
3/5/2008 (except as noted)

Two-thirds of these shares will vest on the later of 5/1/2011 or the date on which the company files its annual report on
Form 10-K for the year, provided that the cumulative EVA target of an additional $5 million per year over the fiscal 2008 level is met each year through fiscal 2011.

For each named executive except Mr. Fanning, the remaining one-third will vest on the later of 5/1/2012 or the date on which the company files its annual report on Form 10-K for that year, provided that the cumulative EVA target of an additional $5 million per year over the fiscal 2008 level is met each year through fiscal 2012.

If the performance target is not met on 5/1/2011, that tranche of the award is carried forward to the next vesting date and will vest if the performance metric is met cumulatively.

For Mr. Fanning, the final third of these shares plus all previously unvested shares in this grant will automatically vest on 3/5/2012. For each of the other named executives, if the cumulative EVA target is not met on 5/1/2012, all unvested shares will be forfeited.

		14,868	4,983	(3)	5,613	5,541	5,433

3/5/2009	This is the maximum number of shares that will vest on 5/1/2013 if SAROCE is greater than 10% (fiscal years 2010, 2011, 2012, and 2013). If SAROCE is 10% or less, all shares will be cancelled. For each 1% realized in excess of 10% SAROCE, 20% of these shares will vest, up to a full vesting of all shares at SAROCE of 15% or greater. Proration applies to SAROCE that falls between 10% and 15%.	16,249	5,457		5,864	5,789	5,675

Grant Date	Vesting Date and Conditions	Shares of Unvested Performance-Based Stock by Vesting Date and Conditions
		Mr. Taylor (#)	Mr. Fanning (#)	Mr. Platt (#)	Mr. Dick (#)	Mr. Lundstrom (#)
3/3/2010	This is the maximum number of shares that will vest on 5/1/2014 if SAROCE is greater than 10% (fiscal years 2011, 2012, 2013, and 2014). If SAROCE is 10% or less, all shares will be cancelled. For each 1% realized in excess of 10% SAROCE, 20% of these shares will vest, up to a full vesting of all shares at SAROCE of 15% or greater. Proration applies to SAROCE that falls between 10% and 15%.	10,693	3,693	4,780	3,917	3,841

3/16/2011	These shares will vest on 5/1/2015 if SAROCE is equal to or greater than 9% (fiscal years 2012, 2013, 2014, and 2015). If SAROCE is less than 9%, all shares will be cancelled.	17,030	5,910	7,639	6,259	6,144

Total Shares of Unvested Performance-Based Stock		58,840	20,043	23,896	21,506	21,093

(3)	The market value of all reported stock awards is based on the closing price of our common stock on March 31, 2011 ($59.85), as reported on the New York Stock Exchange.
(4)	These options will vest on March 4, 2012.
(5)	These options will vest one-half on March 3, 2012 and March 3, 2013.
(6)	These options will vest on July 30, 2011.

FISCAL 2011 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number and value of stock options exercised and restricted stock that vested during fiscal 2011 for each of our named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)($)
Dean E. Taylor	17,482	$496,648	25,972	$1,601,823
Quinn P. Fanning	10,359	168,852	4,576	287,629
Jeffrey M. Platt	—	—	9,823	606,689
Stephen W. Dick	21,978	473,116	8,853	546,680
Bruce D. Lundstrom	21,547	606,009	8,259	510,567

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price (used for tax purposes) of our common stock on the date of exercise.
(2)	The value realized upon the vesting of restricted stock is based on the closing price of our common stock on the date of vesting.

FISCAL 2011 PENSION BENEFITS

The following table sets forth information relating to our Pension Plan and our Supplemental Executive Retirement Plan.

Name	Plan Name	Number of years of Credited Service	Present Value of Accumulated Benefits(1)($)	Payments during Last Fiscal Year ($)
Dean E. Taylor	Pension Plan	32	1,824,600	—
	SERP	32	11,655,217	—
Quinn P. Fanning	SERP	2	130,973	—
Jeffrey M. Platt	SERP	14	1,544,413	—
Stephen W. Dick	Pension Plan	38	2,102,985	—
	SERP	38	4,512,577	—
Bruce D. Lundstrom	SERP	3	181,293	—

(1)	Benefits are assumed to commence at the earliest unreduced retirement age of 62 as a single life annuity, with pay and service as of March 31, 2011. A discussion of the other assumptions used in calculating the present value of accumulated benefits is set forth in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

We sponsor a defined benefit pension plan (“Pension Plan”) and a Supplemental Executive Retirement Plan (“SERP”) covering eligible employees of our company and participating subsidiaries. To be eligible to participate in the SERP, an employee must be a participant in the Pension Plan or the Tidewater Retirement Plan, which is a defined contribution plan, and the employee must serve as the chief executive officer, the president, a vice president, or the corporate controller of the company. The SERP provides certain benefits to our officers that the Pension Plan is prevented from providing because of compensation and benefits limits in the Internal Revenue Code. The Pension Plan and the SERP are referred to together as the “Pension Program.”

An executive officer’s benefits under the Pension Program are based on his highest average of 5 consecutive calendar years of gross pay over the last 10 years (“final average pay”) prior to his retirement. Upon normal retirement at age 65, an officer participating in the Pension Program receives a monthly benefit equal to the sum of (i) 2% of the portion of final average pay that exceeds Social Security covered compensation, times years of service up to a maximum of 35, plus (ii) 1.35% of the portion of final average pay that does not exceed Social Security covered compensation, times years of service up to a maximum of 35, plus (iii) 1% of final average pay times years of service in excess of 35 years. In lieu of the monthly payment of benefits, participants were given an opportunity prior to the end of 2008 to elect a lump sum payout upon retirement reduced to reflect the present value of monthly payments. SERP benefits become fully vested and are paid out in a lump sum upon a change of control of our company.

Early retirement benefits are available upon retirement after attaining age 55 and completing 10 years of service. There is no reduction for benefits that begin at age 62 or later. For retired employees electing commencement between age 55 and 62, the reduction is 5% per year for each year prior to age 62. Messrs. Taylor and Dick are eligible for early retirement. A retired employee may select a life annuity or an equivalent optional form of settlement. However, SERP benefits are paid in a lump sum upon a change of control.

Employees who have completed five years of service are 100% vested in their Pension Program benefits. Messrs. Taylor and Dick have 32 and 38 years of service as of March 31, 2011, respectively, under the company’s Pension Program.

However, Messrs. Fanning, Platt, and Lundstrom are not eligible to participate in the Pension Plan because they were hired after January 1, 1996. Employees who were hired after that date participate in the Tidewater Retirement Plan, which is a defined contribution plan. Thus, Messrs. Fanning, Platt, and Lundstrom, when eligible, will receive a SERP benefit equal to the actuarial equivalent of the excess of (i) the benefit which could have been payable as a monthly single life annuity under the Pension Program, described above, if they had been eligible to Participate in the Pension Plan less (ii) a hypothetical Retirement Plan benefit based upon a monthly single life annuity. The hypothetical Retirement Plan benefit is each of Messrs. Fanning’s, Platt’s, and Lundstrom’s actual Retirement Plan account balance as of the date he became an officer with increases based upon certain assumptions including an annual contribution of 3% of eligible compensation and interest at 6%, compounded annually.

Effective December 31, 2010, no further benefits will be accrued under the Pension Plan and benefits will instead be earned under the Retirement Plan. In addition, the SERP has been closed to new participants effective March 1, 2010, although SERP benefits will continue to accrue for existing participants.

FISCAL 2011 NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes the compensation our named executives have deferred under our Supplemental Savings Plan.

Name	Executive Contributions in Last FY(1)($)	Registrant Contributions in Last FY(2)($)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 3/31/11(3)($)
Dean E. Taylor	—	—	265,214	—	2,627,197
Quinn P. Fanning	48,390	2,179	15,291	96,933	61,780
Jeffrey M. Platt	117,445	12,346	97,536	—	1,114,577
Stephen W. Dick	145,630	8,468	106,075	60,052	1,276,269
Bruce D. Lundstrom	—	—	—	—	—

(1)	All amounts reported in this column are also included in the fiscal 2011 row of the column entitled “Salary” in the “Fiscal 2011 Summary Compensation Table.”
(2)	All amounts reported in this column are also included in the fiscal 2011 row of the column entitled “All Other Compensation” in the “Fiscal 2011 Summary Compensation Table.”
(3)	Of the amounts reported in this column, the following aggregate amounts were included in the “Fiscal 2011 Summary Compensation Table” for fiscal years ended 2009, 2010, and 2011: Mr. Taylor, $608,127; Mr. Fanning, $122,947; Mr. Platt, $666,843; and Mr. Dick, $458,658.

Our Supplemental Savings Plan allows certain officers and other designated participants who earn over the qualified 401(k) plan limits to participate in the Supplemental Savings Plan and to receive company contributions. A participant is permitted to contribute an aggregate of between 2% and 75% of base salary to the 401(k) plan and the Supplemental Savings Plan. In addition, a participant may defer up to 100% (in 25% increments) of his bonus compensation. The company makes a 50% matching contribution of up to 6% of salary contributed to the 401(k) plan and the Supplemental Savings Plan (increased in August 2010 to a 50% matching contribution of up to 8% of salary). The participant’s contribution and the company’s matching contribution are invested as instructed by the participant in one or more investment funds offered through the Supplemental Savings Plan for fiscal 2011. The annual rate of return for these funds for fiscal 2011 was as follows:

Fund	One Year Total Return
AMERICAN GROWTH FUND OF AMERICA (CLASS R5 SHARES)	13.83%
BLACKROCK S & P 500 INDEX FUND (CLASS I SHARES)	15.29%
EVERGREEN INTERNATIONAL EQUITY FUND (CLASS I SHARES)	12.71%
FIDELITY ADVISOR SMALL CAP FUND (CLASS A SHARES)	23.70%
FRANKLIN MUTUAL GLOBAL DISCOVERY FUND (CLASS Z SHARES)	10.34%
LORD ABBETT AFFILIATED FUND (CLASS I SHARES)	13.46%
LORD ABBETT SMALL CAP VALUE FUND (CLASS I SHARES)	25.72%
MFS TOTAL RETURN FUND (CLASS R4)	10.39%
MUNDER MIDCAP CORE GROWTH FUND (CLASS Y SHARES)	26.58%
VIRTUS MID CAP VALUE FUND (CLASS I SHARES)	15.52%
JP MORGAN GOVERNMENT BOND SELECT FUND (CLASS SELECT)	5.77%
PIMCO TOTAL RETURN FUND (CLASS I SHARES)	6.86%
MERRILL LYNCH READY ASSETS PRIME MONEY FUND	0.01%

The Supplemental Savings Plan is unfunded but the company has established a rabbi trust to set aside funds for the payment of benefits. The amounts deposited in this trust are subject to the claims of the company’s creditors. Benefits are generally paid out following termination of employment and a participant can elect to have distributions made in approximately equal annual installments over a period not to exceed ten years or in a lump sum. The benefit will be paid in a lump sum upon a change of control of the company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amount of payments to each of our named executives in the event of a termination of employment as a result of a voluntary termination, normal and early retirement, death, disability, termination with or without cause, and termination following a change in control. The table also sets forth the amount of payments to each of our named executives in the event of a change of control without a termination of employment.

We do not have employment agreements with any of our named executives. We do have change of control agreements with each of our named executives that provide for payments and benefits in the event of a termination of employment following a change of control of the company. The change of control agreements are described in detail below.

Assumptions and General Principles.    The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•

The amounts shown in the table assume that the date of termination of employment of each named executive was March 31, 2011. Accordingly, the table reflects amounts payable to our named executives as of March 31, 2011 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts that would be paid to a named executive can only be determined at the time of the termination or change in control.

•

If a named executive is employed on March 31 of a given year, that executive will generally be entitled to receive an annual cash bonus for that year pursuant to our Management Annual Incentive Plan or Executive Officer Annual Incentive Plans, as applicable. Even if a named executive resigns or is terminated with cause at the end of the fiscal year, the executive may receive an incentive bonus, because the executive had been employed for the entire fiscal year. This payment is not a severance or termination payment, but is a payment for services provided over the course of the year and is not included in the table. The officer would not receive a pro rata bonus payment under these circumstances if employment terminated prior to the end of the year.

•

A named executive may exercise any stock options that are vested and exercisable prior to the date of termination and is entitled to receive unrestricted shares of common stock with respect to any restricted stock awards that vested prior to the date of termination. In addition, the vesting of options and restricted stock is accelerated upon a change of control of our company and the vesting of restricted stock is accelerated upon death or disability. The value of these accelerated awards are reflected in the table, as well as the value of vested unexercised options.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs including any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan, and benefits payable under the non-qualified plans in which the named executives participate are also reflected in the table. Qualified retirement plan benefits payable under our Pension Plan, Retirement Plan, and 401(k) Plan are not included.

Normal and Early Retirement and Termination Without Cause.    A named executive is eligible to elect normal retirement at age 65 and early retirement after attaining age 55 and completing 10 years of service. Upon normal retirement at age 65 or later and after completing at least five years of service, or upon early retirement at age 55 or later and after completing at least ten years of service or upon termination of the named executive’s employment by the company without cause, a named executive may receive benefits under the Management Annual Incentive Plan or Executive Officer Annual Incentive Plans, as applicable. The compensation committee may determine to pay any positive balance in the named executive’s bonus bank, and a pro rata bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such named executive’s bonus, but applied to the actual salary amount paid to the named executive for the portion of the year that the participant was employed.

Death and Disability.    Upon death or disability, a named executive, or his estate, as the case may be, will receive any positive balance in the named executive’s bonus bank under the Management Annual Incentive Plan or Executive Officer Annual Incentive Plans, as applicable, and a pro rata bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such named executive’s bonus, but applied to the actual salary amount paid to the named executive for the portion of the year that the participant was employed. Upon death or disability, all shares of restricted stock will immediately vest and become unrestricted. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which the vesting would accelerate multiplied by the closing price of our common stock on March 31, 2011.

Voluntary Termination and Termination for Cause.    A named executive is not generally entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with the company prior to being eligible for retirement or upon termination for cause. Any named executive who voluntarily terminates his employment with the company or is terminated by the company for cause would forfeit his bonus bank balance and would not receive a pro rata bonus, unless otherwise determined by the compensation committee. The compensation committee has not in the past determined to make payments under these circumstances and, accordingly, no bonus amounts are included in the “Estimated Payments on Termination or Change in Control” for a voluntary termination or a termination for cause.

Change of Control.    Upon the occurrence of a change of control, as generally defined below, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted. Amounts reflected for stock options in the table below reflect the difference, if any, between the closing price of our common stock on March 31, 2011 and the exercise price for each option for which vesting would accelerate. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would accelerate multiplied by the closing price of our common stock on March 31, 2011.

We have entered into change of control agreements with each of our named executives. Each named executive’s agreement renews annually on January 1, unless the compensation committee gives notice to the executive no later than March 31 of the previous year that the agreement will not be renewed. Generally, pursuant to these agreements, a change of control occurs:

(a) upon the acquisition by any person or entity of beneficial ownership of 30% or more of the outstanding shares of the company’s common stock, or 30% or more of the combined voting power of the company’s then outstanding securities (other than (i) acquisitions of common stock directly from the company, (ii) acquisitions of common stock by the company or its subsidiaries, (iii) any acquisition of common stock by any employee benefit plan (or related trust) sponsored or maintained by the company or any corporation controlled by the company, or (iv) any acquisition of common stock by any corporation in connection with a business transaction as proscribed in the agreement);

(b) if a majority of the company’s incumbent board of directors are replaced other than in specific circumstances;

(c) upon the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the company or any direct or indirect subsidiary of the company), or sale or other disposition of all or substantially all of the assets of the company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) the voting securities of the company immediately prior to the Business Combination represent more than 50% of the combined voting power of the then-outstanding voting securities of the entity resulting from the transaction, (ii) except to the extent that such ownership existed prior to the Business Combination, no person beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and (iii) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the incumbent board of the company at the time of initiating the Business Combination; or

(d) approval by the stockholders of the company of a complete liquidation or dissolution of the company.

The change of control agreements provide that upon a termination of employment following a change in control (other than termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes “good reason,” in addition to the accelerated vesting of stock options and restricted stock described above, each will receive a lump sum payment equal to three times the officer’s base salary at termination, plus a payment equal to three times the greater of the average of his last three bonuses or the target bonus for which the officer is eligible within the following twelve months. The change of control agreements also provide for a pro-rated bonus assuming performance at the target level for the portion of the year prior to termination. Also, the officer will be entitled to continued life and health insurance benefits for thirty-six months following the date of termination. The officer will immediately become fully vested in his benefits under each of our supplemental or excess retirement plans in which the officer participated. All benefits under each of our supplemental or excess retirement plans will be paid out in a lump sum upon the change of control. In addition, we will increase the payout by an amount equal to the additional benefits to which the officer would have been entitled under any of our qualified or non-qualified defined benefit or defined contribution plans, as if the officer had continued to participate in such plans for three years following the change of control.

The change of control agreements of Messrs. Taylor, Fanning, and Lundstrom have terms that differ from the terms of our change of control agreements with Messrs. Platt and Dick. The agreements of Messrs. Taylor, Fanning, and Lundstrom:

•	do not provide additional compensation credit for purposes of calculating the SERP benefit payout;

•	include amounts in the bonus bank as part of the annual bonus for the purpose of determining the lump sum cash severance payment;

•	include a gross-up payment to cover any excess parachute payment tax; and

•

do not include within the definition of a “good reason” termination necessary to trigger a severance benefit a situation where the officer does not have a commensurate position following the change of control with the corporation resulting from a business combination. If the resulting corporation is controlled by a parent entity, “good reason” would not exist simply because the named executive did not have a commensurate position with the parent entity.

The agreements of Messrs. Platt and Dick:

•	do provide additional compensation credit in calculating the SERP payment amount;

•	do not include amounts in the bonus bank as part of the annual bonus for the purpose of determining the lump sum cash severance payment;

•	do not include a parachute payment excise tax gross-up; and

•	do include within the definition of “good reason” a situation where the officer does not have a commensurate position with the ultimate parent company after the change of control.

The company did not enter into any new change of control agreements or materially amend any existing change of control agreements in fiscal 2011. In addition, the committee has determined that any new change of control agreements will not provide parachute payment excise tax gross-ups.

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Event	D.E. Taylor	Q.P. Fanning		J.M. Platt	S.W. Dick	B.D. Lundstrom
Normal and Early Retirement and Termination without Cause
Prorated annual incentive and bonus bank	$259,451	$129,426		$129,052	$140,984	$134,563
Accelerated stock options	$—	$—		$—	$—	$—
Accelerated vesting of restricted stock	$—	$—		$—	$—	$—
Cash severance payment	$—	$—		$—	$—	$—
Subtotal—Termination-Related Benefits	$259,451	$129,426		$129,052	$140,984	$134,563

Vested stock options	$7,417,543	$399,755		$888,443	$297,062	$206,121
SERP	$11,655,217	$—	(1)	$1,544,413	$4,512,577	$—	(1)
Supplemental Savings Plan	$2,627,197	$59,098	(2)	$1,114,577	$1,276,269	$—
Total	$21,959,408	$588,279		$3,676,485	$6,226,892	$340,684

Death or Disability
Prorated annual incentive and bonus bank	$259,451	$129,426		$129,052	$140,984	$134,563
Accelerated stock options	$—	$—		$—	$—	$—
Accelerated vesting of restricted stock	$7,915,941	$2,734,008		$3,343,041	$2,913,318	$2,857,897
Subtotal—Termination-Related Benefits	$8,175,392	$2,863,434		$3,472,093	$3,054,302	$2,992,460

Vested stock options	$7,417,543	$399,755		$888,443	$297,062	$206,121
SERP	$11,655,217	$130,973		$1,544,413	$4,512,577	$181,293
Supplemental Savings Plan	$2,627,197	$61,780		$1,114,577	$1,276,269	$—
Total	$29,875,349	$3,455,942		$7,019,526	$9,140,210	$3,379,874

Change in Control with Termination
Prorated annual incentive and bonus bank	$259,451	$129,426		$129,052	$140,984	$134,563
Accelerated stock options	$1,556,709	$529,968		$626,772	$562,195	$551,160
Accelerated vesting of restricted stock	$7,915,941	$2,734,008		$3,343,041	$2,913,318	$2,857,897
Cash severance payment	$4,283,220	$1,931,700		$2,490,000	$1,929,261	$1,968,780
Continued benefits and additional retirement plan credit	$1,077,071	$290,959		$343,043	$262,176	$295,115
Tax gross-up	$7,915,941	$2,881,036		$—	$—	$2,934,486
Subtotal—Termination-Related Benefits	$22,520,488	$8,497,097		$6,931,908	$5,807,934	$8,741,987

Vested stock options	$7,417,543	$399,755		$888,443	$297,062	$206,121
SERP	$11,655,217	$130,973		$1,544,413	$4,512,577	$181,293
Supplemental Savings Plan	$2,627,197	$61,780		$1,114,577	$1,276,269	$—
Total	$44,220,445	$9,089,605		$10,479,341	$11,893,842	$9,129,401

Change in Control (No Termination)
Accelerated stock options	$1,556,709	$529,968		$626,772	$562,195	$551,160
Accelerated vesting of restricted stock	$7,915,941	$2,734,008		$3,343,041	$2,913,318	$2,857,897
Total	$9,177,717	$3,162,107		$3,845,214	$3,367,036	$3,302,573

Voluntary Termination and Termination with Cause (NoTermination-Related Benefits)
Vested stock options	$7,417,543	$399,755		$888,443	$297,062	$206,121
SERP	$11,655,217	$—	(1)	$1,544,413	$4,512,577	$—	(1)
Supplemental Savings Plan	$2,627,197	$59,098	(2)	$1,114,577	$1,276,269	$—
Total	$21,699,957	$458,853		$3,547,433	$6,085,908	$206,121

(1)	Although Messrs. Fanning and Lundstrom participate in the SERP, neither had five years of service with our company as of March 31, 2011 and therefore neither would have been eligible for a SERP benefit had his employment terminated on that date voluntarily, by the company with or without cause, or because of early or normal retirement.
(2)	Mr. Fanning participates in the Supplemental Savings Plan but as of the end of the fiscal year was not fully vested in that plan. If his employment had terminated on March 31, 2011 voluntarily, by the company with our without cause, or because of early or normal retirement, he would be eligible for a reduced benefit under the Supplemental Savings Plan.

AUDIT COMMITTEE REPORT

The audit committee of our board is composed of five directors, all of whom meet the independence requirements of the New York Stock Exchange. Management has the primary responsibility for the preparation of the company’s financial statements and our company’s filings, including the design and implementation of the company’s internal controls. Our audit committee oversees the integrity of the company’s financial statements, reports, and other financial information, the company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit group and independent registered public accounting firm. Our audit committee operates under a written charter, which is available under “Corporate Governance” in the “About Tidewater” section of our website at http://www.tdw.com.

In fulfilling its oversight responsibilities for fiscal 2011, our audit committee reviewed and discussed with management and our independent auditors the company’s earnings releases and periodic filings with the SEC. Among other things, the audit committee reviewed and discussed the quality, not just the acceptability, of the accounting principles as selected by management and as applied in the financial statements.

In addition, our audit committee has discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The independent auditors also provided to our audit committee the written disclosures required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees), and our audit committee discussed with the independent auditors their independence, and considered the compatibility of any non-audit services provided by our auditors with the requirements of auditor independence.

The committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The committee held eight meetings during fiscal 2011.

Under the audit committee charter, each year the audit committee appoints and retains an independent registered public accounting firm to act as auditors of our company’s financial statements for the ensuing year. Pursuant to policies adopted by the audit committee, the audit committee also pre-approves the scope of all audit services annually. Audit services and permitted non-audit services must be pre-approved by the full audit committee, except that the chairman of the audit committee has the authority to pre-approve any specific service if the total anticipated cost of such service is not expected to exceed $25,000, and provided the full audit committee ratifies the chairman’s approval at its next regular meeting. All audit and non-audit services for fiscal 2011 were pre-approved by the audit committee.

Other Information

The following table lists the aggregate fees and costs billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) to our company for the fiscal year ended March 31, 2010 and the fiscal year ended March 31, 2011.

	Amount Billed
	Fiscal Year Ended March 31, 2010	Fiscal Year Ended March 31, 2011
Audit Fees(1)	$1,131,000	$1,047,000
Audit-Related Fees(2)	$51,000	$107,000
Tax Fees(3)	$31,500	$63,000
All Other Fees(4)	$160,000	$0

Total	$1,373,500	$1,217,000

(1)	Relates to services rendered in connection with auditing our company’s annual consolidated financial statements for each applicable year and reviewing our company’s quarterly financial statements. Also includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries.

(2)	Consists of financial accounting and reporting consultations and employee benefit plan audits.
(3)	Consists of United States and foreign corporate tax compliance services and consultations.
(4)	Consists of consulting services related to strategic initiatives.

The audit committee has determined that the provision of services described above is compatible with maintaining the independence of the independent auditors.

Based on the review and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended March 31, 2011, for filing with the SEC. The audit committee has selected Deloitte & Touche as the company’s independent registered public accounting firm for fiscal year 2012, and that selection is being presented to the stockholders for ratification at the annual meeting.

Audit Committee:

Jon C. Madonna, Chairman

M. Jay Allison

J. Wayne Leonard

Richard A. Pattarozzi

Cindy B. Taylor

PROPOSAL FOR THE RATIFICATION OF

SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 4)

The audit committee of our board has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the company’s independent registered public accounting firm to audit the financial statements of the company for the fiscal year ending March 31, 2012. Proxies solicited hereby will be voted to ratify that selection unless stockholders specify otherwise in their proxies. If the stockholders do not ratify the appointment of Deloitte & Touche by the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting and entitled to vote, the audit committee will reconsider the selection of the independent auditors.

Representatives of Deloitte & Touche are expected to be present at the 2011 annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2012.

STOCKHOLDER PROPOSALS

Our stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and our bylaws.

If you want us to consider including a proposal in next year’s proxy statement, you must deliver the proposal in writing to our Secretary at 601 Poydras Street, Suite 1900, New Orleans, Louisiana 70130 by February 11, 2012.

If you want to present a proposal at next year’s annual meeting but do not wish to have the proposal included in our proxy statement, you must submit it in writing to our Secretary, at the above address, no earlier than April 5, 2012 and no later than April 30, 2012, in accordance with the specific procedural requirements set forth in our bylaws. If you would like a copy of these procedures, please contact our Secretary, or access “Corporate Governance” in the “About Tidewater” section of our website at http://www.tdw.com to review our bylaws. Failure to comply with our bylaw procedures and deadlines may preclude presentation of the matter at the meeting.

We did not receive any stockholder proposals for the 2011 annual meeting.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our practice has been that any transaction or relationship involving a director or executive officer which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC will be reviewed and approved, or ratified, by our audit committee.

We currently have one such relationship. Cindy B. Taylor, a director of Tidewater, is the Chief Executive Officer of Oil States International, Inc. (“Oil States”). Oil States and its affiliates provide us with vessel parts and supplies, vessel labor, and similar goods and services. The amount we paid to Oil States for such services in a fiscal year is, and historically has been, substantially less than 1% of Oil States’ annual revenues. During fiscal 2011, our company paid Oil States or its affiliates approximately $2,623 for these services. The audit committee, with Ms. Taylor abstaining, has reviewed and approved our relationship with Oil States. We anticipate that our company will continue to purchase goods and services from Oil States during fiscal 2012.

The audit committee also reviews and investigates any matters pertaining to the integrity of management and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file certain beneficial ownership reports with the SEC. To our knowledge, based on our review of copies of reports received by us and written representations by certain reporting persons, we believe that during fiscal year 2011, all Section 16(a) filing requirements applicable to our officers, directors, and 10% stockholders were complied with in a timely manner, except as follows: (1) the initial Form 3 for Morris E. Foster was filed late and (2) two reports on Form 4, each reporting one transaction for James C. Day, were late because of technical problems with the filing software.

OTHER MATTERS

Our board knows of no business, other than as described in this proxy statement, which will be presented for consideration by the company’s stockholders at the meeting. The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

By Order of the Board of Directors

BRUCE D. LUNDSTROM
Executive Vice President, General Counsel
and Secretary

New Orleans, Louisiana

June 10, 2011

PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR ONLINE USING THE INSTRUCTIONS ON THE PROXY CARD

Annex A

Companies Included in Fiscal 2011 Executive Compensation Analysis

Peer Energy Services Companies

Peer Company	2010 Peer Group (Towers Watson Report)	2011 Peer Group (Meridian Report)
Atwood Oceanics, Inc.	X	X
Baker Hughes, Inc.	X
Bristow Group Inc.		X
Cameron International Corp.	X	X
Diamond Offshore Drilling, Inc.	X	X
Dresser-Rand Group Inc.		X
Dril-Quip, Inc.	X
ENSCO International Inc.	X	X
Exterran Holdings Inc.	X	X
FMC Technologies Inc.	X	X
Global Industries Ltd.	X	X
GulfMark Offshore, Inc.	X	X
Halliburton	X
Helix Energy Solutions Group		X
Helmerich & Payne, Inc.		X
Hornbeck Offshore Services Inc.	X	X
Key Energy Services Inc.		X
Kirby Corp.		X
McDermott International Inc.	X	X
Nabors Industries, Inc.	X
National Oilwell Varco, Inc.	X
Noble Corporation	X	X
Oceaneering International Inc.	X	X
Oil States International Inc.		X
Overseas Shipholding Group	X	X
Precision Drilling Corporation		X
Pride International, Inc.	X	X
Rowan Companies, Inc.	X	X
SEACOR Holdings Inc.	X	X
Smith International, Inc.	X
Superior Energy Services Inc.		X
Teekay Corp.	X	X
Transocean, Inc.	X
Weatherford International	X

Towers Watson Oilfield Services Executive Compensation Survey Companies

Company	2009 Survey (Towers Watson Report)	2010 Survey (Meridian Report)
Atwood Oceanics, Inc.	X	X
Baker Hughes Incorporated	X
Bristow Group Inc.	X	X
Cameron International Corp.	X	X
ENSCO International Inc.	X	X
Exterran Holdings Inc.	X	X
Global Industries Corp.	X	X
GulfMark Offshore, Inc.	X	X
Halliburton	X
Helmerich & Payne, Inc.	X	X
McDermott International Inc.	X
Noble Corporation	X	X
Oil States International Inc.	X	X
Pride International, Inc.	X	X
Rowan Companies, Inc.	X
Schlumberger	X

General Industry Executive Compensation Survey Companies

(Towers Watson Report)

A&P	Amgen	*Bio-Rad Laboratories
*A.O. Smith	Amway	Blockbuster
A.T. Cross	Anadarko Petroleum	Blue Cross Blue Shield of Florida
AAA of Science	APL	Blue Shield of California
Abbott Laboratories	Apollo Group	*Blyth
ABC	Applied Materials	*Bob Evans Farms
Accenture	ARAMARK	Boehringer Ingelheim
ACH Food	Areva NP	Boeing
Advance Publications	*Armstrong World Industries	BOK Financial
Advanced Micro Devices	Arrow Electronics	Booz Allen Hamilton
Advanstar Communications	ArvinMeritor	Boston Scientific
Aegon USA	*Arysta LifeScience North	Bovis Lend Lease
AEI Services	America	BP
Aerojet	Ascend Media	*Brady
*Aeropostale	Associated Banc-Corp	Bremer Financial
AFLAC	AstraZeneca	Bright Business Media
Agilent Technologies	AT&T	Bristol-Meyers Squibb
AGL Resources	ATC Management	*Brown-Forman
Agrium U.S.	Atmos Energy	Bush Brothers
AIG	Atos Origin	CA
Air Products and Chemicals	Aurora Healthcare	Cablevision Systems
Alcatel-Lucent	Auto Club Group	*CACI International
Alcoa	Automatic Data Processing	Cadbury North America
Allegheny Energy	Avery Dennison	Calgon Carbon
Allergan	Avis Budget Group	California Independent System
Allete	Avista	Operator
Alliance Data Systems	Avon	*Callaway Golf
Alliant Energy	AXA Equitable	Calpine
Allianz	B&W Y-12	Cameron International
Allstate	BAE Systems	Capital One Financial
Amazon.com	Ball	Capitol Broadcasting—WRAL
Ameren	Bank of America	Cardinal Health
American Airlines	Barrick Gold of North America	Cargill
American Chemical Society	Battelle Memorial Institute	*Carlson Companies
*American Crystal Sugar	Baxter International	*Carmeuse Lime & Stone
American Electric Power	Bayer	*Carpenter Technology
American Express	Bayer CropScience	*Catalent Pharma Solutions
American Family Insurance	BB&T	Caterpillar
American United Life	*Beckman Coulter	Catholic Healthcare West
American Water Works	Belo	*CDI
AMERIGROUP	Benjamin Moore	Cedar Rapids TV—KCRG
Ameriprise Financial	BestBuy	Celestica
Ameritrade	BG US Services	*Celgene
Ameron	Big Lots	CenterPoint Energy
*AMETEK	*Biogen Idec	*Century Aluminum

*	Company (or one of its subsidiaries) belongs to the subset of survey participants with global corporate revenue of between $1 billion and $3 billion

*Cephalon	Daimler Trucks North America	EPCO
CH2M Hill	Dana	*Equifax
Chevron	Dannon	Equity Office Properties
Chicago Mercantile Exchange	DCP Midstream	ERCOT
Chiquita Brands	Dean Foods	Erie Insurance
Choice Hotels International	Deere & Company	Ernst & Young
Chrysler	Delta Airlines	ESRI
CHS	*Deluxe	Evening Post Publishing—KOAA
CIGNA	Denny’s	Evergreen Packaging
CIT Group	*Dentsply	Exelon
CITGO Petroleum	Devon Energy	*Exterran
City National Bank	Diageo North America	ExxonMobil
Cleco	DIRECTV	F&W Media
CNA	Dominion Resources	Fairchild Controls
Cobank	*Donaldson	Fannie Mae
Coca-Cola	Dow Chemical	FANUC Robotics America
Colgate-Palmolive	Dow Jones	Farm Progress Companies
Colorado Springs Utilities	DPL	Federal Home Loan Bank of
Columbia Sportswear	Dr. Pepper Snapple	Pittsburgh
Comcast Cable Communications	Duke Energy	Federal Home Loan Bank of San
Comerica	DuPont	Francisco
Commerce Insurance	Dynegy	Federal Reserve Bank of
CommScope	E*Trade	Cleveland
Compass Bancshares	E.ON U.S.	Federal Reserve Bank of Dallas
*CompuCom Systems	*E.W. Scripps	Federal Reserve Bank of New
ConAgra Foods	Eastman Chemical	York
Connell	Eastman Kodak	Federal Reserve Bank of
ConocoPhillips	Eaton	Philadelphia
Consolidated Edison	eBay	Federal Reserve Bank of San
Constellation Energy	Ecolab	Francisco
Consumers Energy	Edison International	Federal Reserve Bank of St. Louis
Consumers Union	Education Management	Federal-Mogul
Continental Airlines	Eisai	Ferrellgas
Continental Automotive Systems	El Paso Corporation	Fidelity Investments
Continental Energy Systems	Electric Power Research Institute	Fifth Third Bancorp
*ConvaTec	Eli Lilly	Fireman’s Fund Insurance
*Convergys	Embarq	First American
*Covance	Embraer	First Data
Covidien	EMC	First Horizon National
Cox Enterprises	EMCOR Group	*First Solar
CPS Energy	*EMI Music	FirstEnergy
*Crown Castle	Emulex	Fiserv
CSR	Enbridge Energy	FMA Communications
CSX	*Endo Pharmaceuticals	Fluor
*Cubic	Energen	Ford
Curtiss-Wright	Energy Future Holdings	Forest Laboratories
CVS Caremark	Energy Northwest	Fortune Brands
Daiichi Sankyo	Entergy	Forum Communications—WDAY

*	Company (or one of its subsidiaries) belongs to the subset of survey participants with global corporate revenue of between $1 billion and $3 billion

FPL Group	Harry Winston	*International Game Technology
Franklin Resources	Hartford Financial Services	International Paper
Freddie Mac	Hawaiian Electric	Invensys Controls
Freedom Communications	*Hayes Lemmerz	Invensys Process Systems
Freeport-McMoRan Copper &	HBO	*Irvine Company
Gold	HCA Healthcare	Irwin Financial
*Frontier Airlines	Health Care Services	ISO New England
*G&K Services	Health Net	*J.Crew
*GAF Materials	Healthways	J.C. Penney Company
Gannett	Hearst	*J.M. Smucker
Gap	Hearst-Argyle Television	J.R. Simplot
Garland Power & Light	Henkel of America	*Jack in the Box
*Garmin	Henry Ford Health Systems	Jacobs Engineering
*GATX	*Herman Miller	Jarden
Gavilon	Hershey	*JetBlue
GDF SUEZ Energy North	Hertz	JM Family
America	Hess	John Hancock
Genentech	Hexion Specialty Chemicals	Johns-Manville
*General Atomics	Hitachi Data Systems	Johnson & Johnson
General Dynamics	*HNI	Johnson Controls
General Electric	*HNTB	Kaiser Foundation Health Plan
General Mills	Hoffman-LaRoche	*Kaman Industrial Technologies
General Motors	Honeywell	*Kansas City Southern
Gen Tek	*Horizon Lines	*KB Home
Genworth Financial	Hormel Foods	KBR
Genzyme	*Hospira	KCTS Television
*GEO Group	*Houghton Mifflin	Kellogg
*Getty Images	*Hovnanian Enterprises	Kelly Services
Gilead Sciences	HSBC North America	Kerry Ingredients & Flavours
GlaxoSmithKline	Hubbard Broadcasting	KeyCorp
Goodrich	Humana	Kimberly-Clark
Goodyear Tire & Rubber	*Hunt Consolidated	*Kimco Realty
Google	Huntington Bancshares	Kindred Healthcare
Gorton’s	Hyatt Hotels	*Kinross Gold
Great-West Life Annuity	IBM	Kiplinger
*Greif	IDACORP	*KLA-Tencor
GS1 US	Idearc Media	Knight
*GTECH	*IDEXX Laboratories	Koch Industries
Guardian Life	IKON Office Solutions	Kohler
Guideposts	*IMS Health	Kohl’s
GXS	ING	KPMG
*H.B. Fuller	Ingersoll-Rand	*L.L. Bean
Hanesbrands	Integrys Energy Group	L-3 Communications
Hannaford	Intel	Lafarge North America
*Harland Clarke	*Intercontinental Hotels	Land O’Lakes
Harley-Davidson	International Data	Leggett and Platt
Harman International Industries	*International Flavors &	Lenovo
Harris Enterprises	Fragrances	Level 3 Communications

*	Company (or one of its subsidiaries) belongs to the subset of survey participants with global corporate revenue of between $1 billion and $3 billion

Lexmark International	MoneyGram International	*Omnova Solutions
Liberty Mutual	Morgan Murphy Stations–WISC	OneBeacon Insurance
Life Technologies	Mosaic	Orange Business Services
*Life Touch	Motorola	Oshkosh Truck
Limited	*MSC Industrial Direct	Otter Tail
Lincoln Financial	Munich Re America	Owens Corning
Lockheed Martin	National Renewable Energy	Owens-Illinois
Loews	Laboratory	Pacific Gas & Electric
LOMA	Nationwide	Pacific Life
Lorillard Tobacco	Navistar International	Panasonic of North America
Lower Colorado River Authority	Navy Federal Credit Union	*Papa John’s
M&T Bank	NBC Universal	*Parametric Technology
*Magellan Midstream Partners	NCCI Holdings	Parker Hannifin
Marathon Oil	NCR	Parsons
Marriott International	Neoris USA	Pearson Education
Marshall & Ilsley	Nestle USA	People’s Bank
*Martin Marietta Materials	New York Life	Pepco Holdings
*Mary Kay	New York Power Authority	PepsiCo
Masco	*New York Times	*Perot Systems
Massachusetts Mutual	New York University	PetSmart
Mattel	Newmont Milling	Pfizer
Matthews International	NewPage	Phillips Healthcare
*McClatchy	Nicor	Phillips-Van Heusen
McDermott	NIKE	Phoenix Companies
McDonald’s	Nokia	PhRMA
McKesson	*Noranda Aluminum	Pinnacle West Capital
MDU Resources	Norfolk Southern	Pioneer Hi-Bred International
MeadWestvaco	Northeast Utilities	Pitney Bowes
Medco Health Solutions	Northern Trust	Pittsburgh Corning
*Media General	NorthWestern Energy	PJM Interconnection
Media Tec Publishing	Northwestern Mutual	PlainsCapital
MedImmune	Novartis	*Plexus
Medtronic	Novartis Consumer Health	PMI Group
Meister Media Worldwide	*Novell	PNC Financial Services
Merck	Novo Nordisk Pharmaceuticals	PNM Resources
Meredith	NRG Energy	*Polaris Industries
*Metavante Technologies	NSTAR	Polymer Group
MetLife	NuStar Energy	*PolyOne
*MetroPCS Communications	NV Energy	Portland General Electric
MGE Energy	NW Natural	Potash
Microsoft	NXP Semi-Conductor	PPG Industries
Midwest Independent	Nycomed US	PPL
Transmission System Operator	*Nypro	Praxair
Millennium Pharmaceuticals	Occidental Petroleum	Principal Financial
*Millipore	Office Depot	Progress Energy
*Mine Safety Applinces	OGE Energy	Progressive
Mirant Corporation	Oglethorpe Power	Providence Health System
Molson Coors Brewing	Omaha Public Power	Prudential Financial

*	Company (or one of its subsidiaries) belongs to the subset of survey participants with global corporate revenue of between $1 billion and $3 billion

Public Service Enterprise Group	School Specialty	Sunoco
Puget Energy	*Schreiber Foods	SunTrust Bank
Pulte Homes	Schurz—KYTV	Target
*Purdue Pharma	Schurz—WDBJ	Taubman Centers
QUALCOMM	*Schwan’s	Taunton Press
Quest Diagnostics	Scripps Networks Interactive	Taylor-Wharton International
*Quintiles	Seagate Technology	TD Banknorth
Qwest Communications	Sealed Air	TECO Energy
*R.H. Donnelley	Securian Financial Group	*TeleTech Holdings
R.R. Donnelley	Securitas Security Services USA	*Tellabs
*Ralcorp Holdings	Security Benefit Group	Temple-Inland
*Rayonier	Sempra Energy	Tenet Healthcare
Raytheon	*Sensata Technologies	*Teradata
RBC Dain Rauscher	Shell Oil	Terex
*Reader’s Digest	Sherwin-Williams	*Terra Industries
Reed Business Information	*Shire Pharmaceuticals	Tesoro
Reed Exhibitions	Siemens	Textron
*Regal-Beloit	Sinclair Broadcast Group	*Thomas & Betts
Regency Energy Partners LP	Sirius XM Radio	Thomas Publishing
Regions Financial	SLM	3M
Reliant Energy	Smurfit-Stone Container	Thrivent Financial for Lutherans
Research in Motion	Sodexo	TIAA-CREF
*RF Micro Devices	Sonoco Products	Time
RGA Reinsurance Group of	Sony Corporation of America	Time Warner
America	South Financial Group	Time Warner Cable
Rio Tinto	Southern Company Services	*Timex
Robb Report	Southern Union Company	T-Mobile
Roche Diagnostics	Southwest Airlines	*Toro
Rockwell Automation	Southwest Power Pool	TransCanada
Rockwell Collins	Sovereign Bancorp	TransUnion
Rolls-Royce North America	Spectra Energy	Travelers
S.C. Johnson	Sprint Nextel	Tribune
*Safety-Kleen Systems	SPX	TUI Travel
SAIC	Stanford University	*Tupperware
Salt River Project	*Stantec	Twin Cities Public Television—TPT
Sanmina—SCI	Staples	Tyco Electronics
Sanofi Pasteur	Starbucks	U.S. Bancorp
Sanofi-Aventis	Starwood Hotels & Resorts	U.S. Foodservice
Sara Lee	State Farm Insurance	UC4 Software
Sarkes Tarzian—KTVN	State Street	UIL Holdings
Sarkes Tarzian—WRCB	*Steelcase	Unilever United States
*SAS Institute	Sterling Bancshares	Union Bank of California
Savannah River Nuclear Solutions	STP Nuclear Operating	Union Pacific
SCA Americas	String Letter Publishing	Unisource Energy
SCANA	Summit Business Media	Unisys
Schering-Plough	Sun Life Financial	United Airlines
Schlumberger	Sun Microsystems	*United Rentals
Schneider Electric	*Sundt Construction	United States Cellular

*	Company (or one of its subsidiaries) belongs to the subset of survey participants with global corporate revenue of between $1 billion and $3 billion

United States Enrichment	Williams-Sonoma
United States Steel	Winn-Dixie Stores
United Technologies	Wisconsin Energy
United Water	Wm. Wrigley Jr.
UnitedHealth	Wolters Kluwer US
Unitil	WPP
Univar	Wray Edwin—KTBS
*Universal Studios Orlando	Wyeth Pharmaceuticals
University of Texas—M.D.	Wyndham Worldwide
Anderson Cancer Center	Xcel Energy
Unum Group	Xerox
US Airways	Yahoo!
USAA	Young Broadcasting—KFLY
USG	Young Broadcasting—KRON
Valero Energy	Yum! Brands
Verizon	*Zale
Vertex Pharmaceuticals	Zurich North America
VF
Viacom
*Viad
*Virgin Mobile USA
Visa USA
Visiting Nurse Service
Visteon
Volvo Group North America
Vulcan
*Vulcan Materials
VWR International
*W. R. Grace
W. W. Grainger
Wachovia
Walt Disney
Warnaco
Waste Management
*Watson Pharmaceuticals
Webster Bank
Wellcare Health Plans
Wellpoint
Wells Fargo
Wendy’s/Arby’s Group
Westar Energy
Western Digital
Western Union
Westinghouse Electric
Weyerhaeuser
Whirlpool
Whole Foods Market
Williams Companies

*	Company (or one of its subsidiaries) belongs to the subset of survey participants with global corporate revenue of between $1 billion and $3 billion

002-CSI1584

Tidewater Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 14, 2011.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card 1234 5678 9012 345

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - M. Jay Allison	☐	☐	02 - James C. Day	☐	☐	03 - Richard T. du Moulin	☐	☐
04 - Morris E. Foster	☐	☐	05 - J. Wayne Leonard	☐	☐	06 - Jon C. Madonna	☐	☐
07 - Joseph H. Netherland	☐	☐	08 - Richard A. Pattarozzi	☐	☐	09 - Nicholas J. Sutton	☐	☐
10 - Cindy B. Taylor	☐	☐	11 - Dean E. Taylor	☐	☐	12 - Jack E. Thompson	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C 1234567890 J N T

01BUWC

Electronic Voting Instructions

You Available can vote 24 hours by Internet a day, or 7 days telephone! a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies 1:00 a.m. submitted , Central Time, by the on Internet July 14, or 2011. telephone must be received by

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/TDW

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1; FOR Proposal 2; with regard to Proposal 3, to hold future say on pay votes every 1 YEAR; and FOR Proposal 4.

Election of Directors:

- M. Jay Allison

- Morris E. Foster

- Joseph H. Netherland

- Cindy B. Taylor

For Withhold

02 - James C. Day

05 - J. Wayne Leonard

08 - Richard A. Pattarozzi

11 - Dean E. Taylor

For Withhold

03 - Richard T. du Moulin

06 - Jon C. Madonna

09 - Nicholas J. Sutton

12 - Jack E. Thompson

For Withhold

Say on Pay Vote - An advisory vote to approve executive compensation (as disclosed in the proxy statement).

For Against Abstain

Frequency vote - An advisory vote on how often the company should hold the say on pay vote.01BUWC

1 Yr 2 Yrs 3 Yrs Abstain

4. Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending March 31, 2012.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please vote, date, sign and promptly return this proxy. If signing as attorney, executor, officer, or other representative capacity, please indicate title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1 U P X 1 1 4 0 9 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

Proxy — TIDEWATER INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints Bruce D. Lundstrom and D. Clayton Cambre as proxies, each with power to act alone or by substitution, to vote all shares of the undersigned in Tidewater Inc. on all matters coming before the Annual Meeting of Stockholders of Tidewater Inc. to be held on July 14, 2011, and any adjournments thereof. If the undersigned is a participant in the Tidewater Savings Plan (“Savings Plan”) or in a stock incentive plan sponsored by Tidewater Inc., this proxy card also serves as voting instructions to the Trustees of the Savings Plan to vote at the Annual Meeting, and any adjournment thereof, as specified on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NOT DIRECTED, AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS LISTED ON THE BACK OF THIS CARD, AND, AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE